Exhibit 10.1
OPERATING AGREEMENT

OF

EYEFLY LLC

This Operating Agreement is executed as of January 4, 2011 (the “Effective Date”), by and among Eyefly LLC (the “Company”), Bluefly, Inc., a Delaware corporation (“Bluefly”), A+D Labs LLC, a Delaware limited liability Company (“A+D”) and an Affiliate of MODO and any other party that hereinafter becomes a Member.

WITNESSETH:

WHEREAS, the Certificate of Formation of the Company has been filed with the Secretary of State of the State of Delaware on the Effective Date; and

WHEREAS, the Company and the Founding Members desire to enter into this Agreement in order to establish their respective economic and other rights as members of the Company and to provide regulations and procedures for the governance of the Company.

NOW, THEREFORE in consideration of the premises, the mutual promises and obligations contained herein, and with the intent of being legally bound, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.1  Definitions.  For purposes of this Agreement, capitalized terms used but not defined herein shall have the following meanings:

“A+D” shall have the meaning set forth in the recitals hereto.

“A+D Designee” shall have the meaning set forth in Section 8.3.

“Adjusted Capital Account” shall mean, with respect to any Member, the balance in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)           such Capital Account shall be deemed to be increased by any amounts that such Member is obligated to restore to the Company (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to (A) the penultimate sentence of section 1.704-2(g)(1) of the Regulations, or (B) the penultimate sentence of section 1.704-2(i)(5) of the Regulations (which includes amounts loaned by Members); and

(ii)  such Capital Account shall be deemed to be decreased by the items described in sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted and applied consistently therewith.

“Adjusted EBITDA” means, for any period of determination,  EBITDA adjusted to eliminate the following: (i) gain (or loss) on sale of assets, (ii) gain (or loss) on disposal of assets, (iii) gain (or loss) on early extinguishment or restructuring of debt, (v) foreign currency transaction gain (or loss), and (vi) extraordinary items, in each case as determined in accordance with generally accepted accounting principles.

“Affiliate” of a party shall mean any entity that, directly or indirectly, controls, is controlled by, or is under the common control with, such party.  The term “control” means the power to direct the affairs of such entity by reason of ownership of equity securities, by contract, or otherwise.

“Agreement” shall mean this Operating Agreement, as amended from time to time.

“Approved Transaction” shall have the meaning set forth in Section 19.3(a).

“Assignee” shall have the meaning set forth in Section 19.5.

“Available Cash” means net cash flow of the Company for the relevant period, if any, less such reasonable reserves as the Board of Managers shall determine to be necessary for present operations, planned expenditures and/or future contingencies.

“Award” shall have the meaning set forth in the Plan.

“Bluefly” shall have the meaning set forth in the recitals hereto.

“Bluefly Common Stock” shall mean the Common Stock of Bluefly.

“Bluefly Management Services Agreement” means the Management Services Agreement entered into on or about the date hereof by and between the Company and Bluefly, as the same may be amended from time to time.

“Bluefly Price Per Share” shall mean the average closing price of Bluefly Common Stock for the twenty (20) trading days prior to the date on which the Call Option is exercised, provided that the Bluefly Price Per Share shall, in no event, be less than the closing bid price as of the last close of a trading day prior to the time at which the Bluefly Price Per Share is calculated.

“Board” or “Board of Managers” shall mean a committee of Managers comprised in accordance with this Agreement and having the powers set forth herein.

“Book Value” means, with respect to any asset of the Company, the adjusted basis of such asset as of the relevant date for federal income tax purposes, except as follows:

(i)  the initial Book Value of any asset contributed by a Member to the Company shall be the Fair Market Value of such asset;

(ii)  the Book Values of all Company assets (including intangible assets such as goodwill) shall be adjusted to equal their respective Fair Market Values as of the following times:

(A)          the acquisition of an additional interest in the Company by any new or existing Member (1) in exchange for more than a de minimis Capital Contribution or (2) as consideration for the provision of services to or for the benefit of the Company;

(B)          the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for its interest in the Company; and

(C)          the liquidation of the Company within the meaning of section 1.704-1(b)(2)(iv)(f)(5)(ii) of the Regulations; and

(iii)  if the Book Value of an asset has been determined or adjusted pursuant to subsection (i) or (ii) above, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses and other items allocated pursuant to Section 13.2.

The foregoing definition of Book Value is intended to comply with the provisions of section 1.704-1(b)(2)(iv) of the Regulations and shall be interpreted and applied consistently therewith.

“Built-In Gain” shall have the meaning set forth in Section 5.1(c).

“Business” shall have the meaning set forth in Section 4.1.

“Business Day” shall mean any day other than Saturday, Sunday and any other day on which banks in New York City are not open for business.

“Call Option” shall have the meaning set forth in Section 19.10(a).

“Call Option Exercise Notice” shall have the meaning set forth in Section 19.10(a).

“Call Option Valuation” shall mean, as of any date that the Call Option is exercised in whole or in part, seven (7) times the Company’s Adjusted EBITDA for the twelve month period ending as of the last day of the last completed full fiscal quarter prior to the date of such exercise.  For example, if the Call Option were to be exercised on November 5, 2017, the Call Option would be seven (7) times the Company’s Adjusted EBITDA for the twelve month period ending September 30, 2017.

“Capital Account” shall have the meaning set forth in Section 12.1.

“Capital Contribution” shall mean the amount of cash and the Fair Market Value of property (net of liabilities secured by such property that the Company is considered to assume, or take subject to, under section 752 of the Code) contributed by a Member to the capital of the Company and any Company liabilities assumed by the Member within the meaning of section 1.704-1(b)(2)(iv)(c) of the Regulations.  No Capital Contribution shall be made with respect to any Class B Common Unit.

“Certificate of Formation” shall mean the Certificate of Formation of the Company, as amended from time to time.

“Change of Control” shall mean, with respect to a Member that is an entity, the existence of any circumstances by which “control” (as used in the definition of “Affiliate”) of such Member is acquired by a Person (or group of Persons acting in concert) other than the Person(s) who “control” the Member as of the date on which the Member executes this Agreement.

“Class A Common Units” shall mean an interest in the Company that arises out of a Capital Contribution pursuant to which the holder of such interest shall be entitled to be allocated Net Profits and Net Losses and receive Distributions, and to vote, in accordance with the terms hereof.

“Class B Common Units” shall mean an interest in the Company that does not arise out of a Capital Contribution pursuant to which  the holder of such interest shall be entitled to be allocated Net Profits and Net Losses and receive Distributions in accordance with the terms hereof.  Except as otherwise required by law, the Class B Common Units shall have no right to vote with respect to any matter.  The issuances of Class B Common Units from time to time are intended to be “Profits Interests” pursuant to Internal Revenue Service Revenue Procedures 2001-43, 2001-2 C.B. 191 and 93-27, 1993-2 C. B. 343.

“Class B Member” shall mean a Member who owns Class B Common Units.

“Co-Sale Notice” shall have the meaning set forth in Section 19.2(e).

“Co-Sale Right” shall have the meaning set forth in Section 19.2(f).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (including corresponding provisions of subsequent or successor revenue laws).

“Combined Marginal Rate” shall mean, for any Fiscal Year, the sum of (i) the highest marginal federal income tax rate assessable for such year on the income of corporate taxpayers and (ii) the highest combined marginal state and local income tax rate assessable for such year on the income of corporate taxpayers among the various states and localities in which holders of Units shall be required to file income tax returns after giving effect to the federal income tax benefit derived from such state and local taxes based on the rate determined in the preceding clause (i).

“Common Units” shall mean the Class A Common Units and the Class B Common Units.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Minimum Gain” means the aggregate amount of gain (of whatever character), determined for each Nonrecourse Liability of the Company, that would be realized by the Company if it disposed of the Company property subject to such liability in a taxable transaction in full satisfaction thereof (and for no other consideration) and by aggregating the amounts so computed, determined in accordance with sections 1.704-2(d) and (k) of the Regulations.

“Company Notice” shall have the meaning set forth in Section 19.2(b).

“Company Right” shall have the meaning set forth in Section 19.2(b).

“Competitive Business” means any Person engaged in the Business.

“Competitor” means any Person to the extent that Person, if it became a Member, would be in violation of the prohibitions on competition (as those prohibitions are limited by the exclusions thereto) set forth in Section 20.2.

“Confidential Information” shall have the meaning set forth in Section 20.1.

“Convertible Securities” shall have the meaning set forth in Section 5.1(d).

“Depreciation” means, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, the depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount that bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof bears to such adjusted tax basis.

“Designated Units” shall have the meaning set forth in Section 19.3(a).

“Dissolution” shall mean the happening of any of the events set forth in Section 17.1.

“Distribution” shall mean any money and the Fair Market Value of any property (net of liabilities secured by such property that the Member is deemed to assume, or take subject to, under Section 752 of the Code) distributed by the Company to the Members in accordance with Articles XIV or XVIII.

“EBITDA” means, for any period of determination, net income for the applicable period plus, without duplication and only to the extent deducted in determining net income, (i) depreciation and amortization expense for such period, (ii) interest expense, whether paid or accrued, for such period, (iii) all income taxes for such period, in each case as determined in accordance with generally accepted accounting principles.

“Effective Date” shall have the meaning set forth in the recitals hereto.

“Election Notice” shall have the meaning set forth in Section 19.10(b).

“Fair Market Value” shall mean, with respect to any property or assets (including the Units), the value (as determined by the Board of Managers in good faith) that would be obtained in an arm's length transaction for ownership of such property for cash between an informed and willing seller and an informed and willing purchaser, each with an adequate understanding of the facts and under no compulsion to buy or sell.

“Fiscal Year” shall mean the period specified in Section 16.2.

“Founding Members” shall mean Bluefly and A+D.

“Initial Contribution” shall mean the initial Capital Contribution made by a Member to the Company in return for such Member’s purchase of Units, other than Class B Common Units.

“Initiating Members” shall have the meaning set forth in Section 19.3(a).

“Liquidation” shall mean the process of winding up and terminating the Company after its Dissolution.

“LLCA” shall mean the Delaware Limited Liability Company Act, as amended from time to time.

“Management Services Agreements” means, collectively, the Bluefly Management Services Agreement and the MODO Management Services Agreement.

“Managers” shall have the meaning set forth in Section 8.1(b).  For all purposes hereunder, the term “Manager” shall have the same meaning as is provided for that term in the LLCA.

“Member” shall mean a Person who acquires Units and who is admitted to the Company as a Member in accordance with the terms of this Agreement.

“Member Minimum Gain” means the aggregate amount of gain (of whatever character), determined for each Member Nonrecourse Debt, that would be realized by the Company if it disposed of the Company property subject to such Member Nonrecourse Debt in a taxable transaction in full satisfaction thereof (and for no other consideration), determined in accordance with the provisions of sections 1.704-2(i)(3) and (k) of the Regulations for determining a Member’s share of minimum gain attributable to a Member Nonrecourse Debt.

“Member Nonrecourse Debt” has the same meaning as “partner nonrecourse debt” as specified in section 1.704-2(b)(4) of the Regulations.

“MODO” shall mean Tworoger Associates, Ltd., a New York corporation, doing business as MODO Eyewear.

“MODO Management Services Agreement” means the Management Services Agreement entered into on or about the date hereof by and between the Company and MODO, as the same may be amended from time to time.

“Negative Balance” shall have the meaning set forth in Section 13.2(a)(i).

“Net Losses” shall mean, with respect to any Fiscal Year (or part thereof) of the Company, the net losses of the Company for such period computed using Book Values and applying the methods and principles of accounting used for federal income tax purposes specified by section 704(b) of the Code and the Regulations promulgated thereunder, including, as appropriate, each item of income, gain, loss, deduction or credit entering into such determination, as determined by the accountants of the Company.

“Net Profits” shall mean, with respect to any Fiscal Year (or part thereof) of the Company, the net profits of the Company for such period computed using Book Values and applying the methods and principles of accounting used for federal income tax purposes specified by section 704(b) of the Code and the Regulations promulgated thereunder, including, as appropriate, each item of income, gain, loss, deduction or credit entering into such determination, as determined by the accountants of the Company.

“New Member” shall mean any Member that is not a Founding Member.

“Nonrecourse Liability” shall mean any Company liability (or portion thereof) for which no Member bears the economic risk of loss for such liability under section 1.752-2 of the Regulations.

“Offer” shall have the meaning set forth in Section 19.2(a).

“Offering Member” shall have the meaning set forth in Section 19.2(a).

“Option Notice” shall have the meaning set forth in Section 19.2(a).

“Other Members” shall have the meaning set forth in Section 19.3(a).

“Outside Party” shall have the meaning set forth in Section 19.2(a).

“Percentage Interest” means, for each Member, a fraction, the numerator of which shall be all Common Units held by such Member (including any Common Units issuable upon the conversion of Preferred Units held by such Member) and the denominator of which shall be all Units then issued and outstanding (including any Common Units issuable upon the conversion of Preferred Units then issued and outstanding).

“Permitted Transfer” shall have the meaning set forth in Section 19.1(a).

“Permitted Transfer to an Affiliate” shall mean a Permitted Transfer of the type described in clauses (ii) or (iii) of Section 19.1(b).

“Person” shall mean an individual, corporation, limited liability company, partnership, trust, unincorporated organization or other entity, or a government or any agency or political subdivision thereof.

“Phantom Units” shall have the meaning set forth in the Plan.

“Plan” shall have the meaning set forth in Section 5.5.

“Preferred Unit Designation” shall mean the exercise by the Board of its authority to designate the rights of a series of Preferred Units pursuant to Section 5.1(b).

“Preferred Units” shall mean an interest in the Company that arises out of a capital contribution pursuant to which the holder of such interest shall be entitled to be allocated Net Profits and Net Losses and receive Distributions, and to vote, in accordance with the terms hereof.

“Regulations” shall mean the Treasury Regulations (including temporary regulations) promulgated under the Code, as amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” shall have the meaning set forth in Section 13.5(a)(vi).

“Sale of the Company Transaction” shall mean a transaction, or series of transactions, pursuant to which: (a) the Company would sell all or substantially all of its assets, (b) the Members would sell Units that entitle the holders thereof to cast a majority of the votes entitled to be cast by the holders of all Units or (c) the Company would merge or consolidate with another entity and, as a result thereof, the Members immediately prior to such transaction or series of transactions would hold less than fifty percent (50%) of the combined voting power of the outstanding equity securities of the surviving entity immediately following such transaction or series of transactions.

“Securities Act” shall mean the Securities Act of 1933, as the same may be amended from time to time.

“Section 704(b) Regulations” shall have the meaning set forth in Section 12.1.

“Selling Members” shall have the meaning set forth in Section 19.10(a).

“Service” shall mean a Class B Member’s performance of services on behalf of the Company, where as an employee, consultant, officer or Manager.

“Share Cap” shall have the meaning set forth in Section 19.10(c).

“Tax Matters Partner” shall have the meaning set forth in Section 11.4(a).

“Total Consideration” shall have the meaning set forth in Section 19.3(b).

“Transfer” shall mean a sale, exchange, assignment, transfer, pledge, hypothecation or other disposition of Units (whether voluntary or involuntary), including (without limitation) the creation of any lien, security interest or other encumbrance, other than by operation of law.  A “Transfer” shall include a Change of Control of any Member that is an entity, the primary assets of which consist of Units, provided that a transfer of equity interests in Bluefly shall, in no event, constitute a Transfer of Units held by Bluefly.

“Transferring Member” shall mean a Member that is Transferring Units.

“Undesignated Preferred Units” shall mean any Preferred Units that, as of the date hereof, have not been designated by the Board pursuant to Section 5.1(b).

“Units” shall mean the interests in the Company having the characteristics ascribed to them herein.  For all purposes hereunder, the term “Unit” shall have the same meaning as the term “membership interest” as that term is used in the LLCA.

“Unvested Class B Common Units” shall mean, with respect to a Class B Member, any Class B Common Units granted to such Member that have not yet vested in accordance with the terms of the written award agreement pursuant to which such Class B Common Units were granted.

All other capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the LLCA.  To the extent that a term specifically defined in this Section 1.1 conflicts with a definition provided in the LLCA, the specific definition set forth herein shall govern.

ARTICLE II

Formation

SECTION 2.1  Formation.  The Company was formed effective as of January 4, 2011, by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware pursuant to the LLCA and on behalf of the Members of the Company.

SECTION 2.2  Name.  The name of the Company is “Eyefly LLC.”  The business of the Company will be conducted under such name or such other trade names or fictitious names as may be adopted in accordance with Section 2.3.

SECTION 2.3  Trade Name Affidavits.  The Company will file such trade name or fictitious name affidavits and other certificates as may be necessary or desirable in connection with the formation, existence and operation of the Company (including those filings required in any jurisdiction where the Company owns property).

SECTION 2.4  Foreign Qualification.  The Company will apply for authority to transact business in those jurisdictions where it is required to do so.  The Company will file such other certificates and instruments as may be necessary or desirable in connection with its formation, existence and operation.

ARTICLE III

Offices

SECTION 3.1  Principal Office.  The principal office, place of business and address of the Company shall be 42 West 39th Street, 9th Floor, New York, New York 10018, and may be changed by the Board of Managers from time to time.

SECTION 3.2  Other Offices.  The Company may also have offices at other places, either within or without the State of Delaware, as the Board of Managers may from time to time determine or as the business of the Company may require.

ARTICLE IV

Business and Powers

SECTION 4.1  Business.  The business of the Company shall be (a) to develop and operate an e-commerce Web site and related online and mobile applications focused on selling fashionable prescription eyewear directly to consumers (the “Business”) and (b) to conduct such other lawful activities as the Board of Managers shall agree from time to time.

SECTION 4.2  Powers.  The Company shall have all the powers permitted to a limited liability company under the LLCA and which are necessary, convenient or advisable in order for it to conduct its business.

ARTICLE V

General Provisions

SECTION 5.1  Issuance of Interests.  (a)  The membership interests in the Company are referred to in this Agreement as “Units.”  The Company shall be authorized to issue two classes of Units:  “Common Units” and “Preferred Units.”  The Common Units may be issued in two series:  “Class A Common Units” and “Class B Common Units.”  The Preferred Units may be issued in multiple series as set forth below.  The Company is hereby authorized to issue up to 16,000,000 Class A Common Units, 1,500,000 Class B Common Units, and 10,000,000 Preferred Units, all of which are Undesignated Preferred Units and may be designated in the future in accordance with subsection (b) below.

(b)  The Board is vested with authority to establish and designate additional series of Preferred Units and to fix the number of Units to be included in such series and the voting powers, the relative rights, preferences and special rights, and the qualifications, limitations or restrictions, of such series, subject to the provisions of this Section 5.1(b).  The Board shall also have the authority to issue additional Common Units in lieu of designating and issuing all or any portion of the authorized Preferred Units that have not otherwise been designated as of the time of such issuance.  The authority of the Board with respect to each series of Preferred Units shall include, but not be limited to, determination of the following:

(i)            the number of Preferred Units constituting that series and the distinctive designation of that series;

(ii)           whether that series shall be entitled to any distributions, and, if so, the distribution rate on the Units of that series, whether distributions shall be cumulative, and, if so, from which date or dates;

(iii)          whether that series shall have voting rights, in addition to the voting rights required by law, and, if so, the terms of such voting rights;

(iv)          whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate to such events as the Board shall determine;

(iv)          whether the Units of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per Unit payable in case of redemption, which amount may vary under different conditions at different redemption dates;

(v)           the amounts payable on the Units of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company; and

(vi)          any other voting powers, relative rights, preferences and special rights and qualifications, limitations or restrictions of that series.

(c)  At the time that any Class B Common Unit is issued pursuant to this Agreement, the Board shall determine the extent, if any, by which any asset of the Company has a Fair Market Value in excess of the Book Value of such asset (a “Built-In Gain”).  Notwithstanding anything to the contrary in this Agreement, (i) a Person who receives a Class B Common Unit shall not be allocated any portion of the Built-In Gains that are ultimately realized by the Company from the sale or exchange of assets that were owned by the Company (or by a subsidiary partnership or limited liability company in which the Company has an interest) on the date such Person received such Class B Common Unit and (ii) the amount of distributions made by the Company to a Person with respect to such Class B Common Unit (exclusive of amounts paid or distributed to such Person as guaranteed payments or compensation for services) shall be limited to the sum of (A) such Person’s interest in Net Profits arising from the ordinary operations of the Company after the date such Class B Common Unit was issued and (B) such Person’s interest in Net Profits from a sale of Company assets that is in excess of the amount of Built-In Gain of the Company as of the date such Class B Common Unit was issued.

(d)  The Company shall be authorized to issue securities (“Convertible Securities”) that are convertible into, or exchangeable or exercisable for, Units authorized pursuant to this Section 5.1, provided that such Units shall not be deemed issued until such time as such securities are converted, exchanged or exercised (as the case may be) in accordance with the terms thereof.

SECTION 5.2  Unit Certificates .  Every holder of record of a Unit shall be entitled to have a certificate certifying the class, series and number of Units owned by such Person in the Company.  Each certificate evidencing ownership of Units shall bear and be subject to the following legend:

“THE UNITS EVIDENCED HEREBY ARE SUBJECT TO AN OPERATING AGREEMENT EFFECTIVE AS OF JANUARY 4, 2011 AS THE SAME MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF THE ISSUER).  SUCH OPERATING AGREEMENT RESTRICTS THE SALE, PLEDGE, HYPOTHECATION AND TRANSFER OF THE UNITS AND THE INTEREST REPRESENTED HEREBY AND CONTAINS PROVISIONS GOVERNING THE VOTING OF THE UNITS. BY ACCEPTING ANY INTEREST IN SUCH UNITS, THE PERSON ACCEPTING SUCH UNITS SHALL BE DEEMED TO AGREE TO, AND SHALL BECOME BOUND BY, ALL THE PROVISIONS OF SUCH OPERATING AGREEMENT.

NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS EVIDENCED BY THIS CERTIFICATE MAY BE MADE EXCEPT AS OTHERWISE PROVIDED IN SUCH OPERATING AGREEMENT AND (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), ANY APPLICABLE STATE SECURITIES AND “BLUE SKY” LAWS OR (B) IF NOT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, THEN ONLY WHEN SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND SUCH STATE SECURITIES AND “BLUE SKY” LAWS.”

Each such certificate shall be signed by, or in the name of the Company by, the Chairman, the Chief Executive Officer, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company.  In case any officer who has signed or whose facsimile signature has been placed upon a certificate while such officer was an officer of the Company but such officer shall have ceased to be an officer before such certificate is issued, it may nevertheless be issued by the Company with the same effect as if such Person were an officer at the date of issue.

SECTION 5.3  General Rights.  (a) Units shall not have a stated value or any rights to Distributions unless the Board of Managers, pursuant to the terms hereof, shall have declared such a Distribution out of funds legally available therefor.

(b)           Except as expressly provided herein or in a Preferred Unit Designation, no Member shall have priority over any other Member whether for the return of a Capital Contribution or Capital Account or for Net Profits, Net Losses or a Distribution; provided, however, that the foregoing shall not apply to loans, advances or other indebtedness (as distinguished from a Capital Contribution) made by a Member to the Company.

SECTION 5.4  General Protective Provisions.  Notwithstanding anything in this Agreement to the contrary, no Manager, Member, or officer shall, without first obtaining the written approval of those Members representing at least a majority of all of the votes of Members permitted hereunder:

(a) cause the Dissolution of the Company;

(b) cause or permit the sale of all or substantially all of the Company's assets;

(c) cause or permit the merger or consolidation of the Company into or with another Person; or

(d) cause or permit the conversion of the Company into another form of business entity.

SECTION 5.5  Phantom Units. In addition to the Units, the Company may issue Phantom Units in accordance with the Eyefly LLC 2011 Long-Term Incentive Plan (the “Plan”) attached hereto as Exhibit B.  Participants holding Awards under the Plan shall have no rights as Members pursuant to such Awards, such Awards shall not constitute any series or class of Units issued pursuant to this Agreement and such participants shall not be treated as members of the Company.  The initial number of Phantom Units available for issuance under the Plan shall be 1,500,000.  The Plan may be amended with the approval of the Board of Managers, including (without limitation) to increase the number of Phantom Units available for issuance thereunder, and no such amendment shall require a vote of the Members.

ARTICLE VI

Capital Contributions; Members

SECTION 6.1  Initial Contributions.  (a)  The name of each Founding Member, their Initial Contribution, and the number and type of Units representing their membership interest under this Agreement are set forth on Exhibit A hereto. Each Founding Members shall only be required to pay the portion of its Initial Contribution set forth on Exhibit A immediately, but shall be required to pay the remaining amounts, or any portion thereof, within ten (10) Business Days of request by the Company.  To the extent that any Founding Member does not pay any requested portion of the Initial Contribution within such ten (10) Business Day period then, in addition to all other remedies that the Company may have at law or equity (including, without limitation, for breach of contract), upon five (5) Business Days’ written notice from the Company, all of such Founding Member’s Units shall automatically be deemed to have been terminated, redeemed and forfeited without any consideration or further action on anyone’s part, resulting in the surrender, termination and forfeiture of all of such Founding Member’s rights, privileges and preferences attendant to its ownership of a Capital Interest with respect to such Units.

(b)  The Initial Contribution of each New Member shall be the purchase price for such Member’s Units, and such Member shall not be deemed admitted as a Member of the Company (and such Units shall not be deemed issued) until such time as such Initial Contribution has been paid in full; provided that no New Member shall be required to make a Capital Contribution with respect to any Class B Common Units issued to such Member.

SECTION 6.2  Additional Contributions.  Except as provided in the LLCA or as specifically provided in this Agreement, no Member will be required to make any additional Capital Contributions or restore any deficit to its Capital Account.

SECTION 6.3  Withdrawal of Capital.  Except as specifically provided in this Agreement, no Member will be entitled to withdraw all or any part of such Person's Capital Contribution or Capital Account from the Company prior to the Company's Dissolution and Liquidation or, when such withdrawal is permitted, to demand a Distribution of property other than money.

SECTION 6.4  No Interest on Capital.  No Member will be entitled to receive interest on such Person’s Capital Account or any Capital Contribution.

SECTION 6.5  Admission of Members.  Upon the Company’s issuance of Units to any Person who is not a Member or the Transfer (other than any pledge or hypothecation) of any Units to any Person who is not a Member, and the approval of the Board of Managers, and provided that, in the case of a Transfer, there has been compliance with the terms contained in Article XIX hereof, such Person shall be admitted to the Company as a Member.  No transferee of Units shall be admitted as a Member except upon the approval of the Board of Managers.

SECTION 6.6  Power of Attorney .  (a) Each Member hereby appoints the Board of Managers, and any officer duly appointed thereby, including the Secretary and each Assistant Secretary, acting individually, with power of substitution, as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, acknowledge, swear to and file: (i) any and all instruments, certificates, and other documents that may be deemed necessary or desirable to effect the Dissolution or Liquidation of the Company, provided that such action has been approved in accordance with Section 5.4 hereof; (ii) any business certificate, fictitious name certificate, amendment thereto, or other instrument or document of a similar nature necessary or desirable to accomplish the business, purpose and objectives of the Company, or required by any applicable federal, state or local law; and (iii) all amendments or modifications to this Agreement, provided that such amendment or modification has been approved in accordance with Section 21.1.

(b)           The power of attorney hereby granted by each Member is coupled with an interest, is irrevocable, and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy or insolvency of such Member.

SECTION 6.7  Representations and Warranties.  Each Member hereby represents and warrants to the Company and each other Member that: (a) if that Member is an organization, that it is duly organized, validly existing, and in good standing under the law of its State of organization and that it has full organizational power to execute and agree to this Agreement and to perform its obligations hereunder; (b) the Member is acquiring its interest in the Company for the Member’s own account as an investment and without an intent to distribute the interest; (c) except as specifically permitted in this Agreement, the Member has not and will not enter into any agreements or understandings relating to his, her or its interest in the Company that could give rise to any other Person having any direct or indirect interest in the Company; (d) the Member has good and marketable title to any property contributed to the Company as a capital contribution, free and clear of any liens, claims, liabilities, restrictions or encumbrances of any kind; (e) neither the execution and delivery of this Agreement, nor the performance by the Member of any of the duties or obligations under this Agreement, shall violate any term, covenant or agreement to which the Member or any of the Member’s property is bound; (f) the Member has sufficient knowledge and experience in investing in similar companies in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof; and (g) the Member acknowledges that the interests have not been registered under the Securities Act or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

ARTICLE VII

Meetings of Members

SECTION 7.1  Meetings.  Meetings of the Members for any purpose or purposes may be called by a Member or Members holding of record Units entitling such Member(s) at least a majority of the votes of Members permitted hereunder, or by the Board of Managers, the Chairman, the Chief Executive Officer, or the President and held at such place, date and hour as shall be designated in the notice thereof.

SECTION 7.2  Notice of Meetings.  (a) Notice of each meeting of the Members shall be given not less than ten (10), nor more than sixty (60), calendar days before the date of the meeting to each Member entitled to vote thereat by mailing such notice, postage prepaid, to each such Member at the address of such Member as it appears on the records of the Company.  Every such notice shall state the place, date, and hour of the meeting and the purpose or purposes for which the meeting is called.  Except as provided in the immediately succeeding sentence, notice of any adjourned meeting of the Members need not be given if the time and place thereof is announced at the meeting at which adjournment is taken.  If the adjournment is for more than thirty (30) calendar days or if, after the adjournment, a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each Member entitled to vote at such adjourned meeting in the manner and containing the information set forth in the first and second sentences of this Section 7.2, respectively.

(b)           A written waiver of notice, signed by a Member entitled thereto, whether before or after the time stated therein, shall be deemed equivalent to notice of the meeting relating thereto.  Attendance of a Member in person or by proxy at a Members' meeting shall constitute a waiver of notice to such Member of such meeting, except when such Member attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not duly called or convened.

SECTION 7.3  Record Date.  For the purpose of determining the Members entitled to notice of or to vote at any meeting of the Members or any adjournment of such meeting, the date one (1) Business Day prior to the date on which notice of the meeting is mailed (or such other date as the Board of Managers may determine) shall be the record date for making such a determination.  When a determination of Members entitled to vote at any meeting of the Members has been made pursuant to this Section 7.3, such determination of Members shall also apply to any adjournment of the meeting.  For the purpose of determining the Members for any other purpose (excluding entitlement to Distributions which shall be governed by Section 14.1), the date established by the Board of Managers as the record date for making such determination shall be deemed to be the record date for making such a determination.

SECTION 7.4  Quorum.  At each meeting of the Members, except as otherwise required by law, Members holding more than fifty percent (50%) of all of the votes of Members permitted hereunder shall be present in person or by proxy to constitute a quorum for the transaction of business.  In the absence of a quorum at any such meeting or any adjournment or adjournments thereof, a majority in voting interest of those Members present in person or represented by proxy and entitled to vote thereat, or, in the absence therefrom of all the Members, any officer entitled to preside at, or to act as secretary of, such meeting may adjourn such meeting from time to time until Members holding Units representing the number votes entitled to be cast by Members requisite for a quorum shall be present in person or by proxy.  At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

SECTION 7.5  Organization.  At each meeting of the Members, one of the following shall act as chairman of the meeting and preside thereat, in the following order of precedence:

(a)	the Chairman;

(b)           the Secretary;

(c)           if the Chairman and the Secretary shall be absent from such meeting, any other officer of the Company designated by the Board of Managers to act as chairman of such meeting and to preside thereat; or

(d)           in the absence of any of the above, a Member who shall be chosen chairman of such meeting by a majority in voting interest of the Members present in person or by proxy and entitled to vote thereat.

The Secretary or, if the Secretary shall be presiding over the meeting in accordance with the provisions of this Section 7.5 or if he shall be absent from such meeting, the person whom the chairman of such meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof.

SECTION 7.6  Order of Business.  The order of business at each meeting of the Members shall be determined by the chairman of such meeting.

SECTION 7.7  Voting.  (a) Each Member shall, with respect to all matters requiring its vote, be entitled to cast, in person or by proxy, one vote for each Class A Common Unit registered in such Member’s name on the transfer books of the Company on the date fixed pursuant to the provisions of Section 7.3 as the record date for the determination of Members who shall be entitled to receive notice of and to vote at such meeting; provided that the number of votes that each Member shall be entitled to cast for each Undesignated Preferred Unit that may hereafter be registered in such Member’s name as of such date shall be determined by the Board pursuant to the applicable Preferred Unit Designation.  Except as otherwise required by law, a Member shall not be entitled to cast any votes for any Class B Common Unit held by such Member.

(b)           Any vote of Units held by Members may be given at any meeting of the Members by the Members entitled to vote thereat either in person or by proxy appointed by an instrument in writing fulfilling the requirements of the LLCA and delivered to the Secretary or an Assistant Secretary of the Company or the secretary of the meeting.  The attendance at any meeting of a Member who may theretofore have given a proxy shall not have the effect of revoking such proxy unless the Member shall in writing so notify the secretary of the meeting prior to the voting of the proxy.  At all meetings of the Members, all matters, except as otherwise provided by law or in this Agreement, shall be decided by the vote of a majority of the votes cast by Members present in person or by proxy and entitled to vote thereat, a quorum being present. To the maximum extent permitted by law, all Units will vote together, as one class, on all matters, except as expressly set forth herein, provided that, except as otherwise required by law, a Member shall not be entitled to cast any votes for any Class B Common Unit held by such Member. Except as otherwise expressly required by law, the vote at any meeting of the Members on any question need not be by ballot, unless so directed by the chairman of the meeting.  On a vote by ballot, each ballot shall be signed by the Member voting, or by such Member's proxy, if there be such a proxy, and shall state the number of votes cast.

SECTION 7.8  Action by Written Consent.  Any action required or permitted to be taken at any annual or special meeting of the Members may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members who hold of record the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all the Members entitled to vote thereon were present and voted and shall be delivered to the Secretary or other officer of the Company who shall have charge of its records.  Every consent must be signed by the Member or its attorney-in-fact.

SECTION 7.9  Action by Communication Equipment.  The Members may participate in a meeting of Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear or otherwise interactively communicate with each other, and such participation shall constitute presence in person at such meeting.

ARTICLE VIII

Board of Managers; Managers

SECTION 8.1  General Powers.  (a) Subject to the rights expressly granted to the Members under the provisions of this Agreement, the Board of Managers and the authorized officers of the Company appointed by the Board of Managers shall have the exclusive authority and responsibility to manage the business of the Company.  The Managers shall be entitled to receive from the Company such information regarding the Company’s operations as they may reasonably request, including (without limitation) monthly, quarterly and annual financial statements, budgets and lists of expenditures.

(b)           The members of the Board of Managers (the “Managers”) shall be “managers” within the meaning of the LLCA.  Except as expressly set forth in this Agreement to the contrary, the Board of Managers shall have power and authority, on behalf of the Company, to take any and all lawful acts that the Board of Managers considers necessary, advisable, or in the best interests of the Company in connection with any business of the Company, including, without limitation: (i) to authorize the purchase, lease or other acquisition, or the sale, lease or other disposition, of any property or assets; (ii) to authorize the opening, maintenance or closing of bank accounts, the drawing of checks or other orders for the payment of moneys and the investing of funds of the Company; (iii) to authorize the purchase of insurance on the business and assets of the Company; (iv) to authorize the commencement of lawsuits and other proceedings; (v) to authorize the Company to enter into any agreement, instrument or other writing; (vi) to retain accountants, attorneys, consultants, appraisers or other agents or advisors; (vii) to appoint and remove officers of the Company; (viii) to issue Units and admit Members; and (viii) to approve the incurrence of indebtedness by the Company, whether or not in the ordinary course of business.  Notwithstanding the foregoing, the power and authority of the Managers shall be subject to the limitations set forth in Sections 5.4 and 5.5

SECTION 8.2  Binding Authority.  Unless specifically authorized to do so by this Agreement, no Member or other Person shall have any power or authority to bind the Company, unless such Member or other Person has been authorized by the Board of Managers to act on behalf of the Company.

SECTION 8.3  Number and Term of Office.  The number of Managers constituting the Board of Managers shall be three (3) and shall consist of the following: (a) two Managers appointed by Bluefly, who shall initially be Melissa Payner and Bradford Matson; and (b) one Manager appointed by A+D (the “A+D Designee”), who shall initially be Alessandro Lanaro.  Notwithstanding the foregoing, a Founding Member shall no longer be entitled to appoint a Manager at such time as it (together with its Affiliates) no longer owns at least fifty percent (50%) of the number of Units owned by it as of the date hereof, and any Manager previously appointed by it may be removed, and/or any vacancy created by the removal or resignation of such Manager may be filled by, a vote of Members holding of record Units representing a majority of the votes entitled to be cast at a meeting of Members.

SECTION 8.4  Resignation, Removal and Vacancies.

(a)           Any Manager may resign at any time by giving written notice of his or her resignation to the Company.  Any such resignation shall take effect at the time specified therein, or, if the time when it shall become effective shall not be specified therein, when accepted by action of the Board of Managers.  Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

(b)           Except as otherwise set forth in Section 8.3, a Manager may be removed only by the Member(s) who appointed such Manager pursuant to Section 8.3; provided that a Manager who has been found by a court of competent jurisdiction to have committed a fraud or felony may be removed by the other Managers; provider further that the vacancy created by any such removal shall, except as otherwise set forth in Section 8.3, be filled by the Member(s) who appointed such Manager.

(c)           Except as otherwise set forth in Section 8.3, any Manager that resigns or dies shall be replaced by any individual designated by the Member(s) who appointed the resigning or deceased Manager.

SECTION 8.5  Meetings.

(a)           Regular Meetings.  Regular meetings of the Board of Managers shall be held at such times as the Board of Managers shall from time to time determine.

(b)           Special Meetings.  Special meetings of the Board of Managers shall be held whenever called by the Chairman, Chief Executive Officer, the President or any Manager at the time in office.  Any and all business may be transacted at a special meeting that may be transacted at a regular meeting of the Board of Managers.

(c)           Place of Meeting.  The Board of Managers may hold its meetings at such place or places as the Board of Managers may from time to time by resolution determine or as shall be designated in the respective notices or waivers of notice thereof.

(d)           Notice of Meetings.  Notice of any special meeting of the Board of Managers shall be mailed or sent by facsimile, email, registered or certified mail, overnight delivery or other form of recorded communication or delivered via messenger by the Company to each Manager, addressed to such Person at such Person’s residence or usual place of business, so as to be received at least two (2) Business Days before the day on which such meeting is to be held.  Such notice shall include the time and place of such meeting.  However, notice of any such meeting need not be given to any Manager if waived in writing or by facsimile, email or other form of recorded communication, whether before or after such meeting shall be held or if such Person shall be present at such meeting.

(e)           Quorum and Manner of Acting.  Except as otherwise provided by law or this Agreement, at least a majority of the total number of Managers shall be present at any meeting of the Board of Managers in order to constitute a quorum for the transaction of business at such meeting.  In the absence of a quorum for any such meeting, a majority of the Managers present thereat may adjourn such meeting from time to time until a quorum shall be present thereat.  Except as otherwise required by law, all actions taken and decisions made by the Board of Managers shall require the approval of a majority of the Managers.

(f)           Action by Communication Equipment.  The Managers may participate in a meeting of the Board of Managers and members of a committee of the Board of Managers may participate in a meeting of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

(g)           Action by Consent.  Any action required or permitted to be taken by the Managers or members of a committee of the Board of Managers, as the case may be, may be taken without a meeting if all of the Managers or members of such committee, as the case may be, consent thereto in writing and such writing is filed with the minutes of the proceedings of the Board of Managers or of the committee, as the case may be.

(h)           Organization.  At each meeting of the Board of Managers, in the absence of the Chairman, one of the following shall act as chairman of the meeting and preside thereat, in the following order of precedence:  (i) the Chief Executive Officer; (ii) President, and (iii) any Manager chosen by a majority of the Managers present.  The Secretary or, in case of the Secretary’s absence, any person whom the Chairman shall appoint, shall act as secretary of such meeting and keep the minutes thereof.

SECTION 8.6  Compensation; Expenses.  (a) Managers, as such, shall not receive any stated salary for their services, but by resolution of the Board of Managers may receive a fixed sum for expenses incurred in performing the functions of Manager, and such additional, reasonable compensation as the Board of Managers may award from time to time.  Nothing herein contained shall be construed so as to preclude any Manager from serving the Company in any other capacity and receiving compensation therefor.

(b)           The Company shall (subject to the receipt of appropriate supporting documentation) be responsible for paying directly out of Company funds, all ordinary and necessary costs and expenses incurred in connection with the business of the Company, including, without limitation, any such reasonable and customary expenses incurred by the Managers in the performance of their duties, liability and other insurance premiums, expenses in the preparation of reports to the Members and legal, accounting and other professional fees and expenses.

SECTION 8.7  Duties of Managers.  (a) Each Manager shall perform his or her duties as a Manager in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances.  In performing his or her duties, each Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by: (i) one or more agents or employees of the Company; (ii) counsel, public accountants or other persons as to matters that such Manager reasonably believes to be within such person’s professional or expert competence; or (iii) any other Manager duly designated in accordance with this Agreement, as to matters within his or her designated authority, which the Manager believes to merit confidence, so long as in so relying he or she shall be acting in good faith and with such degree of care that an ordinarily prudent person in a like position would use under similar circumstances.  The provisions of this Agreement, to the extent they restrict the duties and liabilities of a Manager otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Manager.

(b) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Manager in defending any claim, demand, action, suit or proceeding relating to his or her duties as a Manager shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Manager to repay such amount if it shall be determined by a court of competent jurisdiction having final or unappealed dispositive authority over such matter that the Manager is not entitled to be indemnified as authorized in Article XV.

SECTION 8.8  Committees.  (a) The Board of Managers may in its discretion establish one or more committees to consist of one or more Managers.  Each duly established committee shall have the powers and perform such duties as may from time to time be assigned to it by the Board of Managers and shall be subject to the limitations of this Agreement and applicable law.

(b)           Any member of such a committee may be removed at any time with or without cause, by the Board of Managers.

SECTION 8.9  Protective Provisions.  Notwithstanding anything in this Agreement, for so long as A+D is entitled to appoint the A+D Designee, the Company shall not take any of the following actions without the unanimous approval of the Board of Managers:

(a)           Any change to the Company’s primary line of business to something other than the Business;

(b)           (i)  Issue Units (other than Class B Units) or Convertible Securities in one transaction or any number of transactions to the extent that the number of Units so issued (including Units issuable upon conversion, exchange or exercise of Convertible Securities so issued) exceeds 900,000 Units unless Bluefly and A+D each is offered an opportunity to purchase a pro rata portion (based on its Percentage Interest) of such excess Units or Convertible Securities on the same terms or (ii) issue in excess of a total of 1,500,000 Class B Common Units or Phantom Units, or any combination of Class B Common Units and Phantom Units, provided that the foregoing shall not apply to (x) the issuance of up to a total of 1,500,000 Class B Common Units or Phantom Units , or any combination of Class B Common Units and Phantom Units, to employees, consultants, directors and advisors of the Company and (y) any Units or Convertible Securities issued in connection with an additional investment in the Company by Bluefly or any third party, provided that A+D is offered an opportunity to purchase a pro rata portion (based on its Percentage Interest) of such Units or Convertible Securities on the same terms;

(c)           Any Sale of the Company Transaction, other than any Sale of the Company Transaction that occurs after the four (4) year anniversary of the Effective Date in which the total consideration received by the Company in connection therewith is valued at an amount equal to or greater than the Call Option Valuation (valued for such purpose as of the end of the last full fiscal year prior to the proposed date of the consummation of the Sale of the Company Transaction);

(d)           Any transaction between the Company and one of the Founding Members or any Affiliates thereof, provided that the foregoing shall not apply to any services provided pursuant to the Management Services Agreement or any additional debt or equity investment in the Company by Bluefly, provided that A+D is offered an opportunity to purchase a pro rata portion (based on their relative Percentage Interests) of such investment on the same terms; or

(d)           The approval of any annual marketing budget pursuant to which the Company would be projected to incur annual advertising expenses in excess of twenty percent (20%) of its projected annual gross sales.

ARTICLE IX

Chairman and Officers

SECTION 9.1  Chairman.  The Chairman shall be the Chairman of the Board of Managers and the Chairman shall preside at all meetings of the Members and at all meetings of the Board of Managers and shall perform such other duties and exercise such other powers as may from time to time be prescribed by the Board of Managers.  At each annual meeting of the Board of Managers at which a quorum is present, the individual receiving the greatest number of votes shall be Chairman until his or her successor is elected at the next annual Board of Managers meeting or until his resignation or removal in accordance with Section 8.4 in which event his or her replacement shall become Chairman for the remainder of his term.  The initial Chairman shall be Melissa Payner.

SECTION 9.2  Election, Appointment and Term of Office.  The Board of Managers may appoint such officers as it deems necessary, including, without limitation, a Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary and one or more Vice Presidents, Assistant Vice Presidents, Assistant Treasurers or Assistant Secretaries.  Each such officer shall have such authority and shall perform such duties as may be provided herein or as the Board of Managers may prescribe.  Any two (2) or more offices may be held by the same person.  Each officer shall hold office until the next annual meeting of the Board of Managers and until his successor is appointed or until his earlier death, or his earlier resignation or removal in the manner hereinafter provided.  Melissa Payner shall be the initial Chief Executive Officer and President of the Company. Kara Jenny will be the initial Secretary and Treasurer of the Company.

SECTION 9.3  Resignation, Removal and Vacancies.

(a)           Any officer may resign at any time by giving written notice to the Board of Managers, and such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, when accepted by action of the Board of Managers.  Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

(b)           All officers and agents elected or appointed by the Board of Managers shall be subject to removal at any time by the Board of Managers, with or without cause.

(c)           A vacancy in any office may be filled for the unexpired portion of the term in the same manner as provided for election or appointment to such office.

ARTICLE X

Documents; Bank Accounts

SECTION 10.1  Execution of Documents.  To the extent not inconsistent with any other provision contained herein, the Chief Executive Officer, President and any other officer of the Company designated by the Board of Managers, or designated in accordance with Company policy as approved by the Board of Managers, shall have the power to execute and deliver deeds, leases, contracts, mortgages and other grants of security interests, bonds, debentures, notes and other evidences of indebtedness, checks, drafts and other orders for the payment of money and other documents for and in the name of the Company, and such power may be delegated (including power to redelegate) by written instrument to other officers, employees or agents of the Company.

SECTION 10.2  Deposits.  All funds of the Company not otherwise employed shall be deposited from time to time to the credit of the Company or otherwise in accordance with Company policy as determined by the proper officers of the Company and the Board of Managers.

SECTION 10.3  Proxies in Respect of Stock or Other Securities of Other Companies.  The Chief Executive Officer, President and any other officer of the Company designated by the Board of Managers shall have the authority (a) to appoint from time to time an agent or agents of the Company to exercise in the name and on behalf of the Company the powers and rights that the Company may have as the holder of stock or other securities in any other company, (b) to vote or consent in respect of such stock or securities and (c) to execute or cause to be executed in the name and on behalf of the Company such written proxies, consents, powers of attorney or other instruments as he or she may deem necessary or appropriate in order that the Company may exercise such powers and rights.  The Chief Executive Officer, President or any such designated officer may instruct any Person or Persons appointed as aforesaid as to the manner of exercising such power and rights.

ARTICLE XI

Books and Records; Right of Inspection; Tax Matters

SECTION 11.1  Books and Records.  The Company will keep accurate books and records relating to transactions with respect to the assets of the Company based on Book Values using federal income tax accounting principles.  The Company will also keep the following books and records at the Company’s principal office:  (i) a current list of the full name and last known business, residence or mailing address of each Member, (ii) a copy of the Certificate of Formation and of this Agreement, (as well as any signed powers of attorney pursuant to which any such document was executed); (iii) a copy of the Company’s federal, state and local income tax returns and reports for all Fiscal Years; and (iv) minutes, or minutes of action (or written consent without a meeting), of every meeting of the Members or the Board of Managers or any committee thereof.

SECTION 11.2  Tax Returns.  The Company, at its expense, will cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the

Company pursuant to the Code as well as all other required state, local or foreign tax returns in each jurisdiction in which the Company owns property or does business.  Within sixty (60) days following the end of each Fiscal Year, the Company will provide each Member with all necessary tax reporting information, a copy of the Company's informational federal income tax return for such Fiscal Year and such other information as is reasonably necessary to enable the Members to comply with their tax reporting requirements.

SECTION 11.3  Tax Elections.  The Company shall make and revoke such tax elections as the Board of Managers may from time to time determine.

SECTION 11.4  Tax Matters Partner.  (a) The Members by a majority vote of all votes of Members permitted hereunder shall designate one Member to be the tax matters partner (the “Tax Matters Partner”) under Section 6231(a)(7) of the Code.  Until further action by the Members, Bluefly is hereby designated as the Tax Matters Partner.

(b)           The Tax Matters Partner will be responsible for notifying all Members of ongoing proceedings, both administrative and judicial, and will represent the Company throughout any such proceeding; provided that each Member shall be required to notify the Tax Matters Partner promptly, in writing, of any such proceeding that it becomes aware of.  Each Member agrees, and each holder of Units who is not a Member shall be deemed by virtue of its ownership of Units to agree, that it will furnish the Tax Matters Partner with such information as the Tax Matters Partner may reasonably request in order to allow the Tax Matters Partner to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members with respect to any such proceedings.

(c)           If an administrative proceeding with respect to a partnership item under the Code has begun, and the Tax Matters Partner so requests, each Member agrees, and each holder of Units who is not a Member shall be deemed by virtue of its ownership of Units to agree, that it will notify the Tax Matters Partner of its treatment of any partnership item on its federal income tax return, if any, that is inconsistent with the treatment of that item on the partnership return for the Company.  Any settlement agreement with the Internal Revenue Service will be binding upon the holder of Units only as provided in the Code.  The Tax Matters Partner will not bind any other holder of Units to any extension of the statute of limitations or to a settlement agreement without such holder's written consent.  Any holder of Units who enters into a settlement agreement with respect to any partnership item will notify the other holders of Units of such settlement agreement and its terms within thirty (30) days from the date of settlement.

(d)           If the Tax Matters Partner does not file a petition for readjustment of partnership items in the Tax Court, federal District Court or Claims Court within the ninety (90) day period following a notice of a final partnership administrative adjustment, any notice partner and 5-percent group (as such terms are defined in the Code) may institute such action within the following sixty (60) days.  The Tax Matters Partner will timely notify the other Members in writing of its decision.  Any notice partner and 5-percent group will notify any other Member of its filing of any petition for readjustment.

(e)           The Tax Matters Partner shall be indemnified for all actions taken in such capacity in accordance with the terms of Article XV.

SECTION 11.5  No Partnership.  The classification of the Company as a partnership will apply only for federal (and, as appropriate, state and local) income tax purposes.  This characterization, solely for income tax purposes, does not create or imply a general partnership among the Members for state law or any other purpose.  Instead, the Members acknowledge the status of the Company as a limited liability company formed under the LLCA.

SECTION 11.6  Title to Company Assets.  Title to, and all right and interest in, the Company's assets shall be acquired in the name of and held by the Company, or, if acquired in any other name, be held for the benefit of the Company.

ARTICLE XII

Capital Accounts

SECTION 12.1  Maintenance.  Each Member agrees that a single capital account (each a “Capital Account”) will be established and maintained for each Member and will be credited, charged and otherwise adjusted as provided in this Article XII and as required by the Regulations promulgated under Section 704(b) of the Code (the “Section 704(b) Regulations”).  The Capital Account of each Member will be:

(a)           credited with (i) each Capital Contribution made by such Member, (ii) such Member’s allocable share of Net Profits and other items of income and gain of the Company, including items of income and gain exempt from tax and (iii) all other items properly charged to the Capital Account of such Member as required by the Section 704(b) Regulations; and

(b)           charged with (i) each Distribution made to such Member by the Company, (ii) such Member’s allocable share of Net Losses and other items of loss and deduction of the Company and (iii) all other items properly charged to the Capital Account of such Member as required by the Section 704(b) Regulations.

SECTION 12.2  Adjustments.  The Members intend to comply with the Section 704(b) Regulations in all respects, and to adjust their Capital Accounts to the full extent that the Section 704(b) Regulations may apply (including, without limitation, applying the concepts of the minimum gain chargebacks and qualified income offsets).  To this end, each Member agrees to make any Capital Account adjustment that is necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of capital of the Company reflected on its balance sheet (as computed for book purposes), as long as such adjustments are consistent with the underlying economic arrangement of the Members and are based, wherever practicable, on and consistent with federal tax accounting principles.

SECTION 12.3  Market Value Adjustments.  Each Member agrees to make appropriate adjustments to the Capital Account of such Member upon any Transfer of Units, including those that apply upon the constructive liquidation of the Company under Section 708(b)(1) of the Code or the liquidation of a Member’s Units, all in accordance with the Section 704(b) Regulations.

SECTION 12.4  Transfer.  Each Member agrees that, if all or any part of its Units are transferred in accordance with this Agreement, except to the extent otherwise provided in the Section 704(b) Regulations, upon admission of the transferee as a Member, the Capital Account of the transferor that is attributable to the transferred Units will carry over to the transferee.

ARTICLE XIII

Allocation of Income, Gain, Loss and Deduction

SECTION 13.1  Determination.  Each Member agrees that for each Fiscal Year, Net Profits and Net Losses, including items of income, gain, loss and deduction of the Company, will be determined based upon Book Values in accordance with federal income tax accounting principles consistently applied (including the Section 704(b) Regulations).

SECTION 13.2  Allocation of Net Profits and Net Losses.

(a) Subject to Section 5.1(c), the Net Profits of the Company for each Fiscal Year shall, unless otherwise determined by the Board pursuant to any Preferred Unit Designation, be allocated:

(i) first, to the Members who have negative balances in their Adjusted Capital Accounts (a “Negative Balance”), in proportion to such Negative Balances, until such balances equal zero;

(ii) next, pro rata among the Members in accordance with any Net Losses allocated to such Members pursuant to Section 13.2(b), until the aggregate amount of Net Profits allocated to each such Member pursuant to this Section 13.2(a)(ii) equals the aggregate amount of Net Losses allocated to each such Member for all prior Fiscal Years pursuant to Section 13.2(b); and

(iii) thereafter, to all Members, pro rata, in proportion to the Members’ holdings of Units for such Fiscal Year.

(b) The Net Losses of the Company for each Fiscal Year shall, unless otherwise determined by the Board pursuant to any Preferred Unit Designation, be allocated:

(i)  first, to the Members, if any, having positive balances in their Adjusted Capital Accounts, in proportion to such positive balances, until such balances have been reduced to zero; and

(ii)  thereafter to all Members, pro rata, in proportion to the Members’ holdings of Units for such Fiscal Year.

SECTION 13.3  Allocations Upon Liquidation.  Notwithstanding Section 13.2 but subject to Section 5.1(c), the Company’s items of income, gain, loss and deduction realized on or after a Liquidation shall, unless otherwise determined by the Board pursuant to any Preferred Unit Designation, be allocated as follows:

(a)           If gain is realized upon Liquidation, the gain shall be allocated among the Members in the following manner (and the Capital Accounts of the Member shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(i)           first, to the Members who have a Negative Balance, in proportion to such Negative Balances, until such balances equal zero;

(ii)          next, pro rata among the Members in accordance with any Net Losses allocated pursuant to Section 13.2(b), until the aggregate amount of Net Profits allocated to each such Member pursuant to Section 13.2(a)(ii), plus the aggregate amount of gain allocated to each such Member pursuant to this Section 13.3(a)(ii), equals the aggregate amount of Net Losses allocated to each such Member for all prior Fiscal Years pursuant to Section 13.2(b); and

(iii)  thereafter, to all Members, pro rata, in proportion to the Members' holdings of Units for such Fiscal Year.

(b)           If a loss is realized upon Liquidation, the loss shall, unless otherwise determined by the Board pursuant to any Preferred Unit Designation, be allocated among the Members, pro rata, in proportion to the Members’ holdings of Units for such Fiscal Year.

SECTION 13.4  Allocation in the Event of Property Distribution.  In the event that property other than cash is distributed to any Member, such property shall be deemed sold at its Fair Market Value immediately prior to its Distribution, and any gain or loss resulting from such deemed sale shall be allocated among the Members in accordance with Section 13.2.

SECTION 13.5  Special Rules.  Notwithstanding the general allocation rules set forth in Sections 13.2 and 13.3 or the allocation rules set forth in Section 13.4, the following special allocation rules shall apply under the circumstances described.

(a) Deficit Capital Account and Nonrecourse Debt Rules.

(i)           Limitation on Loss Allocations.  The Net Losses allocated to any Member pursuant to Section 13.2 with respect to any Fiscal Year shall not exceed the maximum amount of Net Losses that can be so allocated without causing such Member to have a deficit in its Adjusted Capital Account at the end of such Fiscal Year.  All Net Losses in excess of the limitation set forth in the preceding sentence of this Section 13.5(a)(i) shall be allocated (1) first, to the maximum extent permitted by the Code and the Regulations, pro rata among the Members having positive balances in their Adjusted Capital Accounts (after giving effect to the allocations required by Section 13.2) in the ratio obtained by dividing (x) each such Member’s Capital Account balance by (y) the sum of all such Members’ Capital Account balances and (2) second, any remaining amount to the Members in the manner required by the Code and the Regulations.

(ii)          Qualified Income Offset.  If in any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such adjustment, allocation or distribution causes or increases a deficit in the Adjusted Capital Account for such Member, then, before any other allocations are made under this Agreement or otherwise, such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income and gain) in an amount and manner sufficient to eliminate such deficit in the Adjusted Capital Account as quickly as possible.

(iii) Company Minimum Gain Chargeback.  If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain during such Fiscal Year, subject to the exceptions set forth in sections 1.704-2(f)(2), (3) and (5) of the Regulations; provided that, if the Company has any discretion as to an exception set forth in section 1.704-2(f)(5), the Tax Matters Partner (with the consent of the other Members) shall exercise such discretion on behalf of the Company.  The Tax Matters Partner shall, if the application of this Section 13.5(a)(iii) would cause a distortion in the economic arrangement among the Members, ask the Commissioner of the Internal Revenue Service to waive the Company Minimum Gain chargeback requirements pursuant to section 1.704-2(f)(4) of the Regulations.  To the extent that this Section is inconsistent with section 1.704-2(f) or 1.704-2(k) of the Regulations or incomplete with respect to such sections of the Regulations, the Company Minimum Gain chargeback provided for herein shall be applied and interpreted in accordance with such sections of the Regulations.

(iv)         Member Minimum Gain Chargeback.  If there is a net decrease in

Member Minimum Gain during any Fiscal Year, each Member shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, an amount equal to such Member's share of the net decrease in Member Minimum Gain during such Fiscal Year, subject to the exceptions set forth in sections 1.704-2(f)(2), (3), and (5) of the Regulations as referenced by section 1.704-2(i)(4) of the Regulations.  The Tax Matters Partner shall, if the application of this Section 13.5(a)(iv) would cause a distortion in the economic arrangement among the Members, ask the Commissioner of the Internal Revenue Service to waive the Member Minimum Gain chargeback requirement pursuant to section 1.704-2(i)(4) of the Regulations.  To the extent that this Section 13.5(a)(iv) is inconsistent with sections 1.704-2(i)(4) or 1.704-2(k) of the Regulations or incomplete with respect to such sections of the Regulations, the Member Minimum Gain chargeback provided for herein shall be applied and interpreted in accordance with such sections of the Regulations.

(v)  Member Nonrecourse Deductions.  Member Nonrecourse Deductions shall be allocated among the Members in accordance with the ratios in which the Members share the economic risk of loss for the Member Nonrecourse Debt that gave rise to those deductions as determined under section 1.752-2 of the Regulations.  This allocation is intended to comply with the requirements of section 1.704-2(i) of the Regulations and shall be interpreted and applied consistent therewith.

(vi)         Limited Effect and Interpretation.  The special rules set forth in Sections 13.5(a)(i), (ii), (iii), (iv) and (v) (the “Regulatory Allocations”) shall be applied only to the extent required by applicable Regulations for the resulting allocations provided for in this Section 13.5, taking into account such Regulatory Allocations, to be respected for federal income tax purposes.  The Regulatory Allocations are intended to comply with the requirements of sections 1.704-1(b), 1.704-2 and 1.752-1 through 1.752-5 of the Regulations and shall be interpreted and applied consistently therewith.

(vii) Curative Allocations.  The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide the Net Profits, Net Losses and similar items.  Accordingly, Net Profits, Net Losses and other items will be reallocated among the Members in a manner consistent with section 1.704-1(b) and 1.704-2 of the Regulations so as to negate as rapidly as possible any deviation from the manner in which Net Profits, Net Losses and other items are intended to be allocated among the Members pursuant to Section 13.2 that is caused by the Regulatory Allocations to the extent not inconsistent therewith.

(viii) Change in Regulations.  If the Regulations incorporating the Regulatory Allocations are hereafter changed or if new Regulations are hereafter adopted, and such changed or new Regulations make it necessary to revise the Regulatory Allocations or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation set forth in this Article XIII would not be respected for federal income tax purposes, the Members shall make such reasonable amendments to this Agreement as are necessary or desirable, taking into account the interests of the Members as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially changing the amounts allocable and distributable to any Member pursuant to this Agreement.

(b)  Change in Member's Interests.  If there is a change in any Member’s share of the Net Profits, Net Losses or other items of the Company during any Fiscal Year, allocations among the Members shall be made in accordance with their interests in the Company from time to time during such Fiscal Year in accordance with section 706 of the Code, using the closing-of-the-books method, except that Depreciation, amortization and similar items shall be deemed to accrue ratably on a daily basis over the entire Fiscal Year during which the corresponding asset is owned by the Company if such asset is placed in service prior to or during the Fiscal Year.

SECTION 13.6  Tax Allocations.

(a)          In General.  Except as set forth in Section 13.5, allocations for tax purposes of items of income, gain, loss and deduction, and credits and basis therefor, shall be made in the same manner as allocations for book purposes as set forth in Section 13.2.  Allocations pursuant to this Section 13.6 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items or distributions pursuant to any provision of this Agreement.

(b)          Special Rules.

(i)           Elimination of Book/Tax Disparities.  In determining a Member’s allocable share of the Company’s taxable income, the Member’s allocable share of each item of Net Profits and Net Losses shall be properly adjusted to reflect the difference between such Member’s share of the adjusted tax basis and the Book Value of the Company’s assets used in determining such item.  With respect to depreciation, in determining the taxable income allocable to such Member, Net Profits and Net Losses allocable to such Member shall be adjusted by eliminating Depreciation allocable to such Member and substituting therefor tax depreciation allocable to such Member determined by reference to such Member’s share of the tax basis of the Company’s assets. This provision is intended to comply with the requirements of section 704(c) of the Code and section 1.704-1(b)(2)(iv)(f) of the Regulations and shall be interpreted and applied consistently therewith.

(ii)  Allocation of Items Among Members.  Except as otherwise provided in Section 13.5(a), each item of income, gain, loss and deduction and all other items governed by section 702(a) of the Code shall be allocated among the Members in proportion to the allocation of Net Profits and Net Losses set forth in Section 13.2, provided that any gain recognized from any disposition of a Company asset that is treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall be allocated among the Members in the same ratio as the prior allocations of Net Profits, Net Losses or other items that included such depreciation or amortization, but not in excess of the gain otherwise allocable to each Member.

(iii)  Tax Credits.  All foreign tax credits of the Company for a fiscal year (or portion thereof, if appropriate) shall be allocated among the Members in the same proportion as the net income and gains of the Company that were subject to the foreign taxes that gave rise to such credits. All other items of federal income tax credit and items of tax credit recapture shall be allocated among the Members in accordance with the Members' Interests in the Company as of the time the tax credit or credit recapture arises, as provided in Section 1.704-1(b)(4)(ii) of the Regulations.

(c)          Conformity of Reporting.  The Members are aware of the income tax consequences of the allocations made by this Section 13.6 and hereby agree to be bound by the provisions of this Section 13.6 in reporting their share of the Company’s profits, gains, income, losses, deductions, credits and other items for income tax purposes.

ARTICLE XIV

Distributions

SECTION 14.1  Distributions.  (a)  Except as otherwise provided in this Agreement, the Board of Managers may distribute Available Cash to the Members.  Any such Available Cash shall, subject to Section 5.1(c) and unless otherwise determined by the Board pursuant to any Preferred Unit Designation, be distributed in the following order and priority:

(i)  first, to all Members holding Class A Common Units, pro rata, in accordance with the number of Units registered in each such Member’s name on the Company's books on the date chosen by the Board of Managers, until each such Member has received a cumulative amount under this Section 14.1(a)(i) equal to its Capital Contribution; and

(ii)  thereafter, to all Members, pro rata, in accordance with the number of Units registered in each Member’s name on the Company's books on the date chosen by the Board of Managers.

(b)  For the purpose of determining the Members entitled to receive payment of any Distribution, the resolution declaring a Distribution as adopted by the Board of Managers shall declare a record date for purposes of the Distribution, which date shall be no earlier than the effective date of such resolution.

SECTION 14.2  Withholding.

(a) If required by the Code or by State or local law, the Company will withhold any required amount from Distributions to a Member for payment to the appropriate taxing authority.  Any amount so withheld from a Member will be treated as a Distribution by the Company to such Member.  Each Member agrees to timely file any document that is required by any taxing authority in order to avoid or reduce any withholding obligation that would otherwise be imposed on the Company.

(b) To the extent any amount is required to be withheld with respect to a Member and paid over to an appropriate taxing authority which amount is in excess of the amounts distributed to such Member in respect of such withholding, the amounts paid to the taxing authority in respect of such withholding shall be treated as a Distribution to such Member and a corresponding Distribution shall be made to each other Member in proportion to the number of Units registered on the Company’s books in such Member's name.  To the extent that cash is not available to make any of the Distributions required under this Section 14.2(b), such Distribution shall be delayed and paid out of the next Available Cash.

SECTION 14.3  Offset.  The Company may offset all amounts owing to the Company by a holder of Units against any Distribution to be made to such holder.

SECTION 14.4  Tax Distributions.  Notwithstanding Section 14.1, within five (5) Business Days before the due date of each corporate quarterly federal estimated tax payment for any Fiscal Year and on March 1 of the following Fiscal Year (or the next Business Day thereafter), the Company shall distribute to each Member an amount in cash of Available Cash, if any, equal to the excess of (x) such Member’s share of Net Profits (which (A) for any distribution with respect to the first three quarterly federal estimated tax payments shall be calculated through the end of the month immediately preceding the month of such estimated tax payment due date and (B) for any distribution with respect to the fourth quarterly estimated tax payment shall include an estimate of Net Profits to be earned through the end of such Fiscal Year) for such (or in the case of any distribution scheduled to be made on March 1 (or the next Business Day thereafter), with respect to the preceding) Fiscal Year multiplied by the Combined Marginal Rate over (y) the sum of the Distributions to such Member for such (or in the case of any distribution scheduled to be made on March 1 (or the next Business Day thereafter), the preceding) Fiscal Year.  Any Distribution to a Member pursuant to this Section 14.4 shall be taken into account in determining Distributions to Members pursuant to Section 14.1 such that, if possible, the economic consequences to the Members of Distributions pursuant to this Article XIV would be unaffected by the application of this Section 14.4.

ARTICLE XV

Indemnification

SECTION 15.1  Indemnification.  Each Manager and officer (each, an “Indemnified Party”) shall, in accordance with this Article XV, be indemnified and held harmless by the Company to the fullest extent permitted by then-current law from and against any and all losses, claims, damages, liabilities, expenses (including legal and other professional fees and disbursements), judgments, fines, settlements, and other amounts (collectively, the “Indemnification Obligations”) arising from any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative), actual or threatened, in which such Indemnified Party may be involved, as a party or otherwise, by reason of such Indemnified Party’s service to, or on behalf of, or management of the affairs of, the Company, or rendering of advice or consultation with respect thereto, or which relate to the Company, its properties, business or affairs, whether or not the Indemnified Party continues to be a Manager or officer at the time any such Indemnification Obligation is paid or incurred.  The Company shall also indemnify and hold harmless any Indemnified Party from and against any Indemnification Obligation suffered or sustained by such Indemnified Party by reason of any action or inaction of any employee, broker or other agent of such Indemnified Party, provided, that such employee, broker or agent was selected, engaged or retained by such Indemnified Party with reasonable care.  The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such Indemnification Obligation resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Party.  Expenses (including legal and other professional fees and disbursements) incurred in any proceeding will be paid by the Company, as incurred, in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Company as authorized hereunder.

SECTION 15.2  Indemnification Not Exclusive.  The indemnification provided by this Article XV shall not be deemed to be exclusive of any other rights to which each Indemnified Party may be entitled under any agreement, or as a matter of law, or otherwise, both as to action in such Indemnified Party’s official capacity and to action in another capacity, and shall continue as to such Indemnified Party who has ceased to have an official capacity for acts or omissions during such official capacity or otherwise when acting at the request of the Board of Managers, or any Person granted authority thereby, and shall inure to the benefit of the heirs, successors and administrators of such Indemnified Party.

SECTION 15.3  Insurance on Behalf of Indemnified Party. The Board of Managers shall have the power but not the obligation to purchase and maintain insurance on behalf of each Indemnified Party, at the expense of the Company, against any liability that may be asserted against or incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify the Indemnified Parties against such liability under the provisions of this Agreement.

SECTION 15.4  Indemnification Limited by Law.  Notwithstanding any of the foregoing to the contrary, the provisions of this Article XV shall not be construed so as to provide for the indemnification of an Indemnified Party for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or that such liability may not be waived, modified or limited under applicable law, but shall be construed as to effectuate the provisions of this Article XV to the fullest extent permitted by law.

SECTION 15.5  Repeal or Modification; Indemnified Parties as Third Party Beneficiaries.  No repeal or modification of this Article XV shall adversely affect any right of an Indemnified Party existing hereunder at the time of such repeal or modification.  Notwithstanding Section 21.19, each Indemnified Party shall be deemed a third party beneficiary of the provisions of this Article XV.

ARTICLE XVI

Accounting Provisions

SECTION 16.1  Fiscal Year.  For income tax and financial accounting purposes, the Fiscal Year of the Company will end on December 31 of each year (unless otherwise required by the Code).

SECTION 16.2  Accounting Method.  For income tax and financial accounting purposes, the Company will use the accrual method of accounting.

ARTICLE XVII

Dissolution

SECTION 17.1  Dissolution.  Dissolution of the Company will occur upon the happening of any of the following events: (i) the affirmative vote of (A) a Member or Members holding of record at least a majority of the votes of Members permitted hereunder and (B) for so long as any Founding Member, along with its Affiliates, continues to hold at least fifty percent (50%) of the Units held by it as of the date hereof, the affirmative vote of such Founding Member; (ii) upon the sale of all or substantially all of the Company’s assets; or (iii) the conversion of the Company into a corporation or other Person.

ARTICLE XVIII

Liquidation

SECTION 18.1  Liquidation.  Upon Dissolution of the Company, the Company will immediately proceed to wind up its affairs and liquidate.  The Liquidation of the Company will be accomplished in a businesslike manner by such Person or Persons designated by the Board of Managers, which Person(s) shall be entitled to reasonable compensation therefore as determined by the Board of Managers.  A reasonable time will be allowed for the orderly Liquidation of the Company and the discharge of liabilities to creditors so as to enable the Company to minimize any losses attendant upon Liquidation.  Any gain or loss on disposition of any Company assets in Liquidation will be allocated among the Members and credited or charged to Capital Accounts in accordance with the provisions of this Agreement.  Until the filing of the Certificate of Cancellation under Section 18.6 and without affecting the liability of Members and without imposing liability on the liquidating trustee, the Person or Persons conducting the liquidation may settle and close the Company's business, prosecute and defend suits, dispose of its property, discharge or make provision for its liabilities, and make Distributions in accordance with the priorities set forth in Section 18.3.

SECTION 18.2  Tax Termination.  In addition to termination of the Company following its Dissolution, a termination of the Company will occur for federal income tax purposes on the date the Company is terminated under Section 708(b)(1) of the Code.  Under current law, events causing such a termination include the sale or exchange of fifty percent (50%) or more of the total interest in the capital and profits of the Company within a 12-month period.  Upon the occurrence of a termination under Section 708(b)(1) of the Code, a constructive liquidation and constructive reformation of the Company as a tax partnership will be deemed to occur for federal income tax purposes.  All adjustments and computations will be made under this Agreement as if the constructive transactions had actually occurred, and the Capital Accounts of the Members in such new tax partnership will be determined and maintained in accordance with the Section 704(b) Regulations.

SECTION 18.3  Priority of Payment.  Except as otherwise set forth in a Preferred Unit Designation, the assets of the Company will be distributed in Liquidation in the following order:

(a)           To creditors, including Members who are creditors, by the payment or provision for payment of the debts and liabilities of the Company and the expenses of Liquidation;

(b)           To the setting up of any reserves that are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(c)           To the Members, as a Distribution, in proportion to their Capital Accounts (after adjustment in accordance with Section 13.3 hereof).

SECTION 18.4  Timing.  Final Distributions in Liquidation (except in the case of a constructive Liquidation under Section 18.2) will be made by the end of the Company's Fiscal Year in which such actual Liquidation occurs (or, if later, within ninety (90) days after such event) in the manner required to comply with the Section 704(b) Regulations.  Payments of Distributions in Liquidation may be made to a liquidating trust established by the Company for the benefit of those entitled to payments under Section 18.3 in any manner consistent with this Agreement and the Section 704(b) Regulations.

SECTION 18.5  Liquidating Reports.  A report will be submitted with each liquidating Distribution to the Members, showing the collections, disbursements and Distributions during the period which is subsequent to any previous report.  A final report, showing cumulative collections, disbursements and Distributions, will be submitted upon completion of the liquidation process.

SECTION 18.6  Certificate of Cancellation.  Within ninety (90) days following the Dissolution of the Company and the commencement of winding up of its business, or at any other time there are no Members, the Company will file a Certificate of Cancellation (to cancel the Certificate of Formation) with the Secretary of State of the State of Delaware pursuant to the LLCA. At such time, the Company will also file an application for withdrawal of its certificate of authority in any jurisdiction where it is then qualified to do business.

ARTICLE XIX

Transfer Restrictions

SECTION 19.1  Restrictions on Transfer of Units.  No Person shall directly or indirectly Transfer any Unit or any interest therein except as may be expressly permitted by this Agreement.

(a)          Subject to the limitations set forth in Section 19.1(b), any Member may Transfer any unit or any interest therein: (i) by any Member that is a natural person: (A) to any member of his/her immediate family, (B) to a trust for the benefit of such Member’s immediate family, (C) to an entity that is wholly-owned by such Founding Member and/or members of his/her family, (D) in connection with a will or the laws of descent or (E) pursuant to a Transfer approved by the Board of Managers;  (ii) by any Member that is a corporation, limited liability company, limited partnership or similar entity:  (A) to any Affiliate or (B) pursuant to a Transfer approved by the Board of Managers; and (iii) by any Member that is a trust, to one or more beneficiaries of such trust (a transfer of the type referred to in clauses (i) through (iii) above hereinafter referred to as a “Permitted Transfer”).

(b)         Notwithstanding anything else to the contrary contained in this Agreement, no Unit or any interest therein may be Transferred: (i) to a Competitor of the Company without the prior approval of the Board of Managers; or (ii) to a transferee who is not already a Member unless the transferee executes and delivers to the Board of Managers an instrument pursuant to which it agrees to be bound by the terms of this Agreement.  In addition, no Unvested Class B Common Unit may be Transferred without the approval of the Board of Managers.  No Transfer of a Unit, or Transfer of an indirect interest in the Company, or any portion of either thereof, shall be made if such Transfer, or the transferee’s, as the case may be, ownership of such Unit or indirect interest in the Company, would:

(i)                 result by itself, or in combination with any other previous Transfers, in the termination of the Company as a partnership for federal income tax purposes;

(ii)                result in the violation of the Securities Act or any other applicable federal or state laws;

(iii)              be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness under, any note, mortgage, loan agreement or similar instrument or document to which the Company is a party;

(iv)              result in or create a “prohibited transaction” or cause the Company or a Member to be or become a “party in interest,” as such terms are defined in section 3(3) of ERISA, or a “disqualified person,” as defined in section 4975 of the Code, with respect to any “plan,” as defined in section 3(14) of ERISA and/or section 4975 of the Code; or result in or cause the Company or any Member to be liable for tax under Chapter 42 of the Code;

(v)               be a Transfer to an individual who is not legally competent or who has not achieved his or her majority under the law of the state (excluding trusts for the benefit of minors);
(vi)              cause the Company or any Member (other than the transferee) to be subject to any excise tax pursuant to Chapter 42A of Subtitle D of the Code; or

(vii)             be a Transfer to a "tax-exempt entity" or a "tax-exempt controlled entity" within the meaning of sections 168(h)(2) and 168(h)(6)(F)(ii), respectively, of the Code.

The Company shall not transfer on its books any Unit or issue any certificate or other document representing a Unit or any interest in the Company unless there has been compliance with all of the material conditions hereof affecting the Units and any such attempted Transfer in violation of this Agreement shall be void and of no effect.

SECTION 19.2  First Refusal Rights; Right of Co-Sale.  (a) Except for a Permitted Transfer, if any holder of Units shall receive a bona fide offer that such Member intends to pursue (the “Offer”) for the sale of one or more of the Units held of record by such holder to another party (the “Outside Party”), such holder (the “Offering Member”) shall have the Offer reduced to writing and shall give notice (the “Option Notice”) to the Company, containing the name and address of the Outside Party and accompanied by a copy of the Offer.  The Units subject to the Offer are referred to herein as the “Offered Units.”

(b)          Upon the giving of the Option Notice, the Company, to the extent permitted by law, shall have the right, but not the obligation (the “Company Right”), to purchase, at the pro rata price, on the terms and subject to the conditions specified in the Offer, all (but not less than all) of the Offered Units covered by the Option Notice.  Within thirty (30) days after the date of the Option Notice, the Company shall notify the Offering Member (the “Company Notice”) whether it intends to exercise the Company Right.  Failure to deliver the Company Notice within such period shall constitute a waiver of the Company Right.  The Company may assign the Company Right, in whole or in part, to one or more third parties or Members.

(c)           The Offering Member shall have the obligation to sell to the Company or its assignee the Offered Units in the event that the Company Right is exercised.  If the Company Rights is not exercised, the Offering Member may sell the Offered Units to the Outside Party on terms not more favorable to such Outside Party than those contained in the Offer.  In the event that such terms are more favorable or if such sale to the Outside Party is not consummated within the time period specified herein, the Offered Units shall again be subject to the restrictions contained in this Agreement.

(d)           The closing for any purchase of Offered Units by the Company pursuant to this Section 19.2 shall be held at 10:00 a.m. (local time) at the offices of the Company on the fortieth (40th) day after the date of the Option Notice or at such other time and place as the parties shall agree.  At the closing, the Company and/or its assignee, as the case may be, shall pay for the Offered Units in accordance with the terms of the Offer.  The Offering Member shall deliver certificates representing the Units being Transferred, free and clear of all liens, charges and encumbrances and properly endorsed for Transfer.  Upon the closing of any purchase of any Units by the Company, such Units purchased by the Company shall be retired and all voting and other rights attached thereto shall be cancelled.

(e)           In the event that the Company does not exercise the Company Right, the Offering Member shall deliver, promptly upon expiration of the Company Notice, a written notice to each other Member (the “Co-Sale Notice”) reiterating the information included in the Company Notice.

(f)           Each other Member shall have the right (the “Co-Sale Right”), exercisable upon written notice to the Offering Member and the Company within twenty (20) days after receipt of the Co-Sale Notice, to participate in the sale of the Offered Units on the same terms and conditions as those set forth in the Co-Sale Notice.  Each Member may sell all or any part of a number of Units equal to the product obtained by multiplying (A) the aggregate number of Units covered by the Co-Sale Notice by (B) such Member’s Percentage Interest.  To the extent one or more of the Members exercises such right of participation, the number of Units that the Offering Member may sell in the transaction shall be correspondingly reduced.

(g)           The closing of any purchase of Offered Units (including any Units sold pursuant to the Co-Sale Right) to an Outside Party shall occur within sixty (60) days after the giving of the Option Notice with respect to such proposed transaction.  At the closing, the Outside Party shall pay for the Offered Units (including any Units sold pursuant to the Co-Sale Right) in accordance with the terms of the Offer.  The Offering Member and any Members who have exercised the Co-Sale Right shall deliver certificates representing the Units being Transferred, free and clear of all liens, charges and encumbrances and properly endorsed for Transfer.

(h)           In the event that neither the Company Right nor the Co-Sale Right are exercised, the Offering Member may sell the Offered Units to the Outside Party on terms not more favorable to such Outside Party than those contained in the Offer within sixty (60) days after the giving of the Option Notice.  In the event that such terms are more favorable or if such sale to the Outside Party is not consummated within such time period, the Offered Units shall again be subject to the restrictions contained in this Agreement.

SECTION 19.3  Right to Compel Sale.  (a) If Members owning Units representing more than fifty percent (50%) of the votes entitled to be cast by all outstanding Units (the “Initiating Members”) propose to enter into a Sale of the Company Transaction, then such Members may require all other Members (the “Other Members”) to (i) vote all Units then owned by such Member at any regular or special meeting of the Members (or written consent in lieu of a meeting) in favor of such Sale of the Company Transaction, (ii) waive any and all dissenters’, appraisal or similar rights with respect to such Sale of the Company Transaction and (iii) if the Sale of the Company Transaction is structured as a sale of all of the outstanding Units of the Company by the Members, sell all of their Units owned by them (the “Designated Units”) to the third party in accordance with the terms and conditions of such Sale of the Company Transaction.  Any Sale of the Company Transaction approved pursuant to this Section 19.3(a) may hereinafter be referred to as an “Approved Transaction.”  Notwithstanding the foregoing, for so long as A+D is entitled to appoint the A+D Designee, no Sale of the Company Transaction shall be deemed an Approved Transaction unless it has been approved by a unanimous vote of the Board of Managers, other than any Sale of the Company Transaction that occurs on or after January 1, 2015 in which the total consideration received by the Company in connection therewith is valued at an amount equal to or greater than the Call Option Valuation (valued for such purpose for the twelve month period ending as of the end of the last completed full fiscal quarter prior to the proposed date of the consummation of the Sale of the Company Transaction).

(b)         In the event of an Approved Transaction that is structured as a sale of all or substantially all of the Company’s assets, such transaction shall be treated as a Dissolution pursuant to Article XVII, and the proceeds from such sale shall be distributed in accordance with Article XVIII.  In the event of an Approved Transaction that is structured as a merger, consolidation or sale of all of the Units of the Company, the total consideration to be paid by the acquirer (the “Total Consideration”) shall be distributed among the Members in the same manner as the proceeds from a sale of assets would have been distributed pursuant to the immediately preceding sentence.

(c)  The Initiating Members shall send written notice of the exercise of such rights pursuant to this Section 19.3 to the Other Members, setting forth the Total Consideration to be paid by the third party and the other terms and conditions of such transaction. In the event that the Approved Transaction is structured as a sale of all of the outstanding Units of the Company, within fourteen (14) days following the date of the delivery of the notice, the Other Members shall deliver to the Initiating Members certificates representing the Designated Units held by them duly endorsed, together with all other transfer documents reasonably required to be executed in connection with such transaction.  In the event that any Other Member should fail to deliver such certificates to the Initiating Members, the Company shall cause the books and records of the Company to show that such Units are bound by the provisions of this Section 19.3 and that such Units shall be transferred only to the third party upon surrender for transfer by the holder thereof.  If, within ninety (90) days after the Initiating Members gives such notice, the sale of all of the Other Member’s Units in accordance herewith has not been completed, the Initiating Members shall return to the Other Members all certificates representing the Designated Units delivered for sale, and all the restrictions on sale or other disposition contained in the Agreement with respect to Units owned by the Initiating Members shall again be in effect.  Simultaneously with the consummation of the sale of Units of the Initiating Members pursuant to this Section 19.3, the Initiating Members shall notify the Other Members of the consummation of the sale, shall cause the purchaser to remit directly to the Other Members the total sales price of the Other Members’ Units sold or otherwise disposed of pursuant thereto and shall furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms thereof as may be reasonably requested by the Other Members.

(d)  As security for each Member’s obligations hereunder, each Member hereby:  (i) grants to the Chief Executive Officer of the Company at the time of any Approved Transaction, with full power of substitution and resubstitution, an irrevocable proxy, coupled with an interest, to vote all Units at all meetings of the Members held or taken after the date of this Agreement with respect to any matter relating to an Approved Transaction; and (ii) irrevocably appoints such Chief Executive Officer as such Member’s attorney-in-fact with authority to execute and deliver any agreements, instruments or other documents to be executed and delivered in connection with the consummation of such Approved Transaction.

SECTION 19.4  No Member Rights.  No Member or holder of Units that is not a Member has the right or power to confer upon any transferee the attributes of a Member in the Company and no transferee of Units shall be admitted as a Member except as agreed to by the Board of Managers on behalf of the Company.

SECTION 19.5  Transferee Rights.  Any transferee of Units who is not admitted as a Member in accordance with this Agreement (an “Assignee”) has no right (a) to participate or interfere in the management or administration of the Company's business or affairs or (b) to vote or agree on any matter affecting the Company or any Member.  The only rights of an Assignee are to receive the Distributions to which the transferor would otherwise be entitled (to the extent of the Units transferred).  However, each Assignee will be subject to all of the obligations, restrictions and other terms contained in this Agreement as if such transferee were a Member.  To the extent of any Units Transferred, the Transferring Member shall not possess any right or power as a Member or under the terms of this Agreement and may not exercise any such right or power directly or indirectly on behalf of the transferee.

SECTION 19.6  Effect of Transfer.  Any Member that makes a Transfer of all of the Units held of record by such Member will be treated as resigning from any and all positions with the Company and shall immediately cause any and all of its designees and representatives to resign immediately from any and all positions held with the Company on the effective date of such Transfer.  Any Member that makes a Transfer of part (but not all) of its Units will continue as a Member (with respect to the interest retained), and such partial Transfer will not constitute a withdrawal of such Member.  The admission of a transferee shall not release the Transferring Member from any liability with respect to the Transferred Units (or otherwise) that may have existed prior to the Transfer, unless a written release to such effect is executed by the Company (or such other party who might have a claim against the Transferring Member with respected to the Transferred Units.

SECTION 19.7  Secured Party.  The pledge or hypothecation of, or the granting of any security interest in, or other lien or encumbrance against, the Units by any Person shall be made only in accordance with this Agreement and will not cause a withdrawal of such Member from the Company.  In no event will the Company have any liability or obligation to any Person by reason of the Company’s payment of a Distribution to any secured party as long as the Company makes such payment in reliance upon written instructions from the holder of record on whose behalf such Distributions are payable. Any secured party will be entitled, with respect to the security interest granted, only to the Distributions to which the holder of record granting the security interest is entitled under this Agreement, and only if, as and when such Distribution is made by the Company.  Upon any foreclosure or other Transfer in lieu of foreclosure of the Units to any secured party, the Transfer will be subject to the other provisions of this Agreement.

SECTION 19.8  Conversion to “C” Corporation.  If Members owning Units representing more than fifty percent (50%) of the votes entitled to be cast by all outstanding Units propose to enter into a transaction pursuant to which the Company would be converted into, or otherwise be taxable as, a “C” corporation, then such Members may require all other Members to (i) vote all Units then owned by such Member at any regular or special meeting of the Members (or written consent in lieu of a meeting) in favor of such transaction, (ii) waive any and all dissenters’, appraisal or similar rights with respect to such transaction and (iii) if such transaction is structured as an exchange of all of the outstanding Units of the Company by the Members for Units of capital stock in the “C” corporation, exchange all of their Units owned by them in accordance with the terms and conditions of such transaction.  In connection with any such transaction, (a) the capital structure of the “C” corporation shall be implemented so as to provide each Member with capital stock having rights and privileges substantially the same as such Member’s Units in the Company and (b) each Member shall be required to enter into a stockholders agreement containing rights and obligations substantially the same as those contained in this Article XIX.

SECTION 19.9  Automatic Termination of Unvested Class B Common Units.  Upon the termination of a Class B Member’s Service, all of such Member’s Unvested Class B Common Units shall automatically and immediately be terminated, redeemed and forfeited without any consideration or further action on anyone’s part, resulting in the surrender, termination and forfeiture of all of such Member’s rights, privileges and preferences attendant to its ownership of such Unvested Class B common Units.  Any Class B Common Units that are terminated, redeemed and forfeited pursuant to this Section 19.9 shall once again be deemed to be authorized and unissued Class B Common Units and be available for future issuance pursuant to the terms of this Agreement.

SECTION 19.10  Call Option.  (a)  At any time, and from time to time, from and after January 1, 2015, Bluefly shall have the option (the “Call Option”) to purchase any or all of the Units held by any other Member for a purchase price per Unit equal to (i) the Call Option Valuation divided by (ii) the sum of (A) the number of Common Units outstanding as of the date that the Call Option is so exercised and (B) the number of Common Units issuable upon the exercise of any Preferred Units outstanding as of such date; provided that the purchase price for a Unit shall, in no event, be less than the Initial Capital Contribution made with respect to such Unit, plus interest accruing on an annual basis from the date or dates that such Initial Capital Contribution was funded at the rate of five percent (5%) per annum.  Bluefly may exercise the Call Option by providing written notice thereof (a “Call Option Exercise Notice”) to the Member or Members who hold Units with respect to which the Call Option is being exercised (the “Selling Members”), which notice shall include the number of Units to be purchased from each Selling Member, the price per Unit as calculated pursuant to this Section 19.10 and the Bluefly Price Per Share as of the date of such exercise.

(b)  Upon any exercise of the Call Option, the Selling Member(s) shall have the right, subject to the limitations set forth in Section 19.10(c), to determine whether all or part of the purchase price for its Units will be paid in cash or Bluefly Common Stock by providing Bluefly with written notice of such determination (an “Election Notice”) within twenty (20) days of receipt of the Call Option Exercise Notice, provided that, in the event that no notice is provided within such twenty (20) day period, all of the purchase price to be paid to such Selling Member shall be paid in cash.  To the extent that a Selling Member elects to have all or a portion of the purchase price paid in Bluefly Common Stock it will receive with respect thereto a number of shares of Bluefly Common Stock equal to the purchase price to be so paid divided by the Bluefly Price Per Share as of the date that the Call Option was exercised.

(c)  Notwithstanding Section 19.10(b): (i) no Selling Member will have the right to have any purchase price for shares to be repurchased pursuant to the exercise of a Call Option to be paid in shares of Bluefly Common Stock if the Bluefly Common Stock is not then registered pursuant to the Securities Exchange Act of 1934, as amended; and (ii) the total number of shares of Bluefly Common Stock issued in connection with any and all exercises of the Call Option pursuant to this Section 19.10(b) shall not exceed 4,918,856 (the “Share Cap”).  To the extent that multiple Selling Members elect to have their purchase price paid in shares of Bluefly Common Stock such that the Share Cap would be exceeded, shares will be allocated to Selling Members based upon the date upon which their Election Notices were delivered, with shares being allocated to those Election Notices first delivered.   To the extent that the purchase price with respect to multiple Election Notices delivered on the same day cannot be fully paid in Bluefly Common Stock, shares shall be allocated amongst such Election Notices on a pro rata basis, based on the amount of purchase price requested to be paid in Bluefly Common Stock in each such Election Notice.  Any amounts that cannot be paid in Bluefly Common Stock as a result of the limitations set forth herein shall be paid in cash.

(d)  The closing of the sale of any Units pursuant to an exercise of the Call Option shall take place on the sixtieth (60th) day following the exercise of the Call Option.  In connection with any issuance of Bluefly Common Stock at any such closing, the Selling Member receiving such Bluefly Common Stock shall be required to execute an agreement containing such representations, warranties and covenants as Bluefly may reasonably determine to be necessary in order to comply with applicable law.

SECTION 19.11  Forfeiture of Units Upon Default.  In the event that any Member breaches any of the terms of this Agreement  or any Management Services Agreement to which it is a party and does not cure such breach within thirty (30) days after receiving written notice thereof from the Company (or, with respect to any obligation to fund any portion of the Initial Capital Contribution not funded on the Effective Date, thirty (30) days after receiving written notice thereof from the Company), all of such Member’s Units shall automatically be deemed to have been terminated, redeemed and forfeited without any consideration or further action on anyone’s part, resulting in the surrender, termination and forfeiture of all of such Member’s rights, privileges and preferences attendant to its ownership of a Capital Interest with respect to such Units.

ARTICLE XX

Confidentiality; Non-Competition; Non-Solicitation

SECTION 20.1  Confidentiality.  Each Member covenants and agrees that he, she or it will not, during the term of this Agreement or any time thereafter for so long as the Company remains in existence (a) communicate, divulge, discuss, furnish, disclose or make accessible, except in the ordinary course of the Company’s business, to anyone other than (i) the Company and its Managers, Officers or employees, (ii) as required by law (including, with respect to Bluefly, as required under applicable securities laws), and (iii) the Company’s and such Member’s attorneys and accountants, without the written consent of the Company, information with respect to factual matters, designs, plans or projections, which are of a confidential or proprietary nature, or financial information relating to the business and activities of the Company or its Members (“Confidential Information”); or (b) use any Confidential Information for any purpose other than for purposes of analyzing its investment in, or performing services for, the Company. This provision shall not apply to any information that is now or which subsequently becomes available in the public domain, provided that such Member has not disclosed or caused to be disclosed such information so as to make it publicly available. All records, memoranda, calculations, letters, papers, lists, drawings designs and copies thereof or any other materials and documents concerning, affecting or relating to the business and activities of the Company and of the Members, obtained by each Member from whatever source, are confidential and shall be plainly marked to show the confidential and proprietary nature thereof and to prevent the unauthorized use, reproduction, disclosure or other dissemination of the same. The provisions of this Section 20.1 shall survive any termination of this Agreement indefinitely and shall apply regardless of whether or not a party hereto remains a Member of the Company. Notwithstanding the foregoing, either Bluefly or A+D shall be permitted to disclose Confidential Information to a potential purchaser of its Units that is not a competitor of the Company, provided that such potential purchaser executes a written confidentiality agreement approved by the Company in its reasonable discretion.

SECTION 20.2  Non-Competition; Non-Solicitation.  For so long as any Member holds any Units, and for a period of three (3) years thereafter, such Member shall not, without the prior written consent of the Company, anywhere in the world, directly or indirectly, (i) enter into the employ of or render any services to any Competitive Business; (ii) engage in the Business for its own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity (other than passive ownership of less than 5% of any publicly-traded company that is a Competitive Business); or (iv) solicit, interfere with, or endeavor to entice away from the Company any of its employees, customers, suppliers or other Persons with whom the Company does business.  The provisions of this Section 20.2 shall survive any termination of this Agreement indefinitely and shall apply regardless of whether or not a party hereto remains a Member of the Company.  Notwithstanding the foregoing, nothing in this Section 20.2 shall be construed as prohibiting:  (a) A+D and its Affiliates from selling eyewear products on a wholesale basis to Competitive Businesses or to retailers that may engage in e-commerce, provided that A+D does not provide any services to, or otherwise own any interest in, any such Competitive Business or retailer; or (b) either A+D, Bluefly or their respective Affiliates from (i) selling rimless prescription glasses online, (ii) selling prescription glasses with sports-related licensing online or (iii) designer brand prescription glasses online (it being understood and agreed that designer brands shall not include any brand owned or controlled by A+D, Bluefly or their respective Affiliates). For the avoidance of doubt, the use of the term “services” in clause (a) of the preceding sentence is not intended to prohibit A+D or any of its Affiliates from performing services relating to the sale, at wholesale, of eyewear products to e-commerce retailers which are similar to, or are of a type of, services performed by A+D or any of its Affiliates in the usual course of its business in connection with the sale, at wholesale, of eyewear products to retailers who are not e-commerce retailers (examples of such services performed for retailers who are not e-commerce retailers include product development of private label products and warehousing of eyewear products until called-out by retailers).  In addition, notwithstanding anything in this Section 20.2 to the contrary, A+D and its Affiliates shall not be prohibited from continuing to sell the MODO and ECO brands of prescription glasses (both of which are owned by MODO) online, including making off-price sales online of closeouts of such brands of prescription glasses, provided that such brands of prescription glasses continue to be targeted at the same consumer market segment at which they are currently targeted.

SECTION 20.3  Equitable Relief. Each Member agrees that any breach by it of Sections 20.1 or 20.2 will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.

SECTION 20.4  No Corporate Opportunity Doctrine.  Subject to Section 20.2, each Member may directly or indirectly engage in or possess any interest in other business ventures of any kind, independently or with others.   Each Member may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of other business ventures from time to time, and, subject to Section 20.2, may take advantage of such opportunities itself or introduce such opportunities to entities in which they may have an interest, and no such failure to bring an opportunity to the Company shall subject the Member or any Manager appointed by such Member to liability to the Company or any of the Members on account of any lost opportunity.  Subject to Section 20.2, neither the Company nor any Member shall have any right by virtue of this Agreement or the Company relationship created hereby in or to such ventures or to the income or profits derived therefrom, and the pursuit of such ventures, shall not be deemed wrongful or improper.

ARTICLE XXI

General Provisions

SECTION 21.1  Amendment.  The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the vote or written consent of (i) the Member or Members holding Units representing more than fifty percent (50%) of all the votes permitted hereunder and (ii) for so long as A+D is entitled to appoint the A+D Designee, the unanimous approval of the Board of Managers; provided, however, that the Board of Managers may amend this Agreement without the vote or written consent of the Members to (a) reflect changes validly made in the membership of the Company and the Capital Contributions of the Members; (b) make a change that is necessary or, in the opinion of the Board of Managers, advisable to qualify the Company as a limited liability company under the laws of any state or foreign jurisdiction, or to ensure that the Company will not be treated as an association taxable as a corporation for federal, state or local income tax purposes; (c) make a change that is necessary or desirable to cure any ambiguity, to correct or supplement any provision in this Agreement that would be inconsistent with any other provision in this Agreement, or to make a change to any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agreement, in each case so long as such change does not increase the financial obligations of the Members and does not otherwise adversely affect the Members in any material respect; (d) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, statute, ruling or regulation of any federal, state, local or foreign governmental entity, so long as such change is made in a manner that minimizes any adverse effect on the Members; (e) add to the duties or obligations of the Board of Managers or officers or surrender, for the benefit of the Members, any right or power granted to the Board of Managers; or (f) to effect a Preferred Unit Designation and reflect the rights, terms and preferences of the Preferred Units designated pursuant thereto (as determined by the Board pursuant to the terms of this Agreement); provided, however, that each of the following amendments shall not be made with respect to such Member without such Member’s consent:  (i) any amendment to this Agreement that requires such Member to make a Capital Contribution or loan to the Company; (ii) any amendment to Sections 5.4 or 6.2; (iii) any amendment to Sections 13.2, 13.3 14.1, 14.4, 18.3 and 19.3(b) (other than an amendment in connection with a Preferred Unit Designation), Section 21.10 and this Section 21.1 that, in each case, would cause such provisions to be modified as they affect such Member; and (vi) any amendment to this Agreement to change the allocation of Net Profits and Net Losses previously made to such Member’s Capital Account.

SECTION 21.2  Waiver of Dissolution Rights.  The Members agree that irreparable damage would occur if any Member should bring an action for judicial dissolution of the Company.  Accordingly, each Member accepts the provisions under this Agreement as such Member’s sole entitlement on Dissolution of the Company and waives and renounces such Member’s right to seek a court decree of dissolution or to seek the appointment by a court of a liquidator for the Company.  Each Member further waives and renounces any alternative rights that might otherwise be provided by law upon the withdrawal or resignation of such Member and accepts the provisions under this Agreement as such Member's sole entitlement upon the happening of such event.

SECTION 21.3  Waiver of Partition Right.  Each Member waives and renounces any right that it may have prior to Dissolution and Liquidation to institute or maintain any action for partition with respect to any property of the Company.

SECTION 21.4  Waivers Generally.  No course of performance or other conduct subsequently pursued or acquiesced in, and no oral agreement or representation subsequently made, by the Members, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall amend this Agreement or impair or otherwise affect any Member's obligations pursuant to this Agreement or any rights and remedies of a Member pursuant to this Agreement.  No delay in the exercise of any right will operate as a waiver of such right.  No single or partial exercise of any right will preclude its further exercise.  A waiver of any right on any one occasion will not be construed as a bar to, or waiver of, any such right on any other occasion.

SECTION 21.5  Equitable Relief.  If any Member proposes to Transfer all or any part of its Units in violation of the terms of this Agreement, the Company or any Member may apply to any court of competent jurisdiction for an injunctive order prohibiting such proposed Transfer except upon compliance with the terms of this Agreement, and the Company or any Member may institute and maintain any action or proceeding against the Person proposing to make such Transfer to compel the specific performance of this Agreement.  Any attempted Transfer in violation of this Agreement is null and void, and of no force and effect.  The Person against whom such action or proceeding is brought waives the claim or defense that an adequate remedy at law exists, and such Person will not urge in any such action or proceeding the claim or defense that such remedy at law exists.

SECTION 21.6  Remedies for Breach.  The rights and remedies of the Members set forth in this Agreement are neither mutually exclusive nor exclusive of any right or remedy provided by law, in equity or otherwise.  The Members agree that all legal remedies (such as monetary damages) as well as all equitable remedies (such as specific performance) will be available for any breach or threatened breach of any provision of this Agreement.

SECTION 21.7  Counterparts.  This Agreement may be signed in multiple counterparts.  Each counterpart will be considered an original, but all of them in the aggregate will constitute one instrument.

SECTION 21.8  Notice.  All notices under this Agreement will be in writing and will be delivered or sent to a Member at the address or fax number listed in the Company’s records.  Any notices given to any Member in accordance with this Agreement will be deemed to have been duly given:  (a) on the date of receipt if personally delivered, (b) five (5) days after being sent by mail, postage prepaid, (c) the date of receipt, if sent by registered or certified mail, postage prepaid, (d) when sent by confirmed facsimile or telecopier transmission, or (e) on the date of delivery if sent by a recognized overnight courier service.

SECTION 21.9  Date of Performance. Whenever this Agreement provides for any action to be taken on a day which is not a Business Day, such action shall be taken on the next following Business Day.

SECTION 21.10  Limited Liability.  (a) The liability of each Member, holder of Units who is not a Member, Manager, committee member, officer or agent of the Company shall be limited as set forth in this Agreement, the LLCA and other applicable law.  No Member, holder of Units who is not a Member, Manager, committee member, officer or agent of the Company is liable for any debts, obligations or liabilities of the Company or each other, whether arising in tort, contract or otherwise, solely by reason of being a Member, holder of Units, Manager, officer or agent of the Company, or acting (or omitting to act) in such capacities or participating (as an employee, consultant, contractor or otherwise) in the conduct of the business of the Company, except that a holder of Units shall remain personally liable for the payment of such holder's Capital Contribution and as otherwise set forth in this Agreement, the LLCA and other applicable law.

(b)           Notwithstanding the foregoing, each Manager shall perform such Manager’s duties in accordance with the provisions of Section 8.7(a).  A Manager who so performs such duties shall not have any liability by reason of being or having been a Manager.  No Manager shall be liable to the Company or any holder of Units for any loss or damage sustained by the Company or any holder of Units, unless a judgment or other final adjudication adverse to such Manager establishes that such Manager’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such Manager personally gained in fact a financial profit or other advantage to which such Manager was not legally entitled.  Without limiting the generality of the preceding sentence, a Manager does not in any way guaranty the return of any Capital Contribution to a holder of Units or a profit for the holders of Units from the operations of the Company.

SECTION 21.11  Partial Invalidity.  Wherever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law.  However, if for any reason any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect, such action will not affect any other provision of this Agreement.  In such event this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in it.

SECTION 21.12  Entire Agreement.  This Agreement contains the entire agreement among the Members with respect to the subject matter of this Agreement, and supersedes each course of conduct previously pursued or acquiesced in, and each oral agreement and representation previously made, by the Members with respect thereto, whether or not relied or acted upon.

SECTION 21.13  Benefit.  The contribution obligations of each Member will inure solely to the benefit of the other Members and the Company, without conferring on any other Person any rights of enforcement or other rights.

SECTION 21.14  Binding Effect.  This Agreement is binding upon, and inures to the benefit of, the Members and their transferees, successor and assigns, provided that, any transferee will have only the rights specified in Section 19.5 unless admitted as an additional Member in accordance with this Agreement.

SECTION 21.15  Further Assurances.  Each Member agrees, without further consideration, to sign and deliver such other documents of further assurance as may reasonably be necessary to effectuate the provisions of this Agreement.

SECTION 21.16  Headings.  Article and section titles have been inserted for convenience of reference only.  They are not intended to affect the meaning or interpretation of this Agreement.

SECTION 21.17  Terms.  Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement.  All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require.  The singular or plural includes the other, as the context requires or permits.  The word include (and any variation) is used in an illustrative sense rather than in a limiting sense.  The word day means a calendar day, unless otherwise specified.

SECTION 21.18  Governing Law; Consent to Jurisdiction. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflicts of law principles.  Any conflict or apparent conflict between this Agreement and the LLCA will be resolved in favor of this Agreement except as otherwise required by the LLCA. Any disputes arising hereunder shall be subject to the exclusive jurisdiction of the federal and State courts located in New York County, New York.

SECTION 21.19  Third Party Beneficiaries.  Except as set forth in Section 15.5, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EYEFLY LLC

By:	/ s / Melissa Payner
Name: Melissa Payner
Title: Manager

BLUEFLY, INC.

By:	/ s / Melissa Payner
Name: Melissa Payner
Title: Chief Executive Officer

A+D LABS LLC

By:	/ s / Alessandro Lanaro
Name: Alessandro Lanaro
Title: Manager

Exhibit A

Founding Members

Name	Initial Capital Contribution	Portion of Initial Capital Contribution to be Immediately Funded	Units Issued

Bluefly	$676,000.00	$364,000.00	4,420,000 Class A Common Units

A+D Labs LLC	$624,000.00	$336,000.00	4,080,000 Class A Common Units

EXHIBIT B

EYEFLY LLC
2011 LONG-TERM INCENTIVE PLAN

SECTION 1    Purpose of the Plan.  The Eyefly LLC 2011 Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of Eyefly LLC, a Delaware limited liability company (together with any successor entity, the “Company”), by providing to officers, Managers, key employees, consultants and advisors of the Company and its subsidiaries incentive compensation awards in the form of Awards.  The Plan is also intended to enhance the ability of the Company and its subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Company and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its members.

SECTION 2    Definitions.  As used in the Plan, the following terms shall have the meanings set forth below (capitalized terms used and not defined below shall have the meaning set forth for such terms in the LLC Agreement (as hereinafter defined)):

“Award” means a grant of Phantom Units made under the Plan.

“Board” means the Board of Managers of the Company.

 “Committee” means the Board or such other committee of the Board, if any, that is, appointed by the Board to administer the Plan.

“Distribution Right” means, with respect to a Phantom Unit, the right to receive an amount in cash equal to, and at the same time as, the cash distributions made by the Company from time to time with respect to a Class A Common Unit pursuant to Sections 14.1 of the LLC Agreement during the period such Phantom Unit is held by the Participant, other than any distribution with respect to the return of Capital Contributions made with respect to Class A Common Units.  Accordingly, any cash distributions made to a holder of Class A Common Units pursuant to Section 14.4 of the LLC shall not entitle a holder of a Phantom Unit to receive a similar distribution.

“IPO” means the initial public offering of the Company’s common equity interests pursuant to a registration statement under the Securities Act.

“LLC Agreement” means the Operating Agreement of the Company, dated as of January 4, 2011, as the same may be amended from time to time.

“Participant” means a Person holding a Phantom Unit granted under the Plan.

“Phantom Unit” means a phantom or notional Class A Common Unit granted under the Plan, which shall include a Distribution Right.

“Replacement Awards” means, with respect to any Award to be cancelled in connection with the consummation of a transaction pursuant to which the Company is converted into a “C”

corporation or an IPO, a number of shares of Common Stock (or other common equity interests) of the Company equal to the number of Phantom Units so cancelled.

“Restricted Period” means the period established by the Committee with respect to a Phantom Unit during which period the Phantom Unit remains subject to forfeiture by the Participant.

“Sale of the Company Consideration Per Unit” means with respect to each Phantom Unit cancelled in connection with a Sale of the Company Transaction, the same amount of consideration, paid in substantially the same form, as the consideration received by a holder of a Class A Common Unit upon the consummation of the Sale of the Company Transaction.

SECTION 3    Administration.  The Plan shall be administered by the Committee.  A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee.  Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate the Persons who are Participants; (ii)  determine the number of Phantom Units to be covered by each Award; (iii) determine the terms and conditions of any Award; (iv) determine whether, to what extent, and under what circumstances Awards may become settled, vested, cancelled, forfeited, exchanged or subject to a right of repurchase; (v) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all parties, including the Company, any Affiliate, any Participant, and any beneficiary of any Award.

SECTION 4    Phantom Units Available for Awards.

(a)           Phantom Units Available.  Subject to adjustment as provided in Section 4(b), the number of Phantom Units with respect to which Awards may be granted under the Plan is 1,500,000 Phantom Units; provided, however, to the extent any Phantom Units are forfeited, such forfeited Phantom Units shall again be available for future Awards.

(b)           Adjustments.  In the event the Committee determines that any distribution (whether in the form of cash, Units, Convertible Securities, other securities, or other property), recapitalization, contributions to capital, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Company, issuance of warrants or other rights to purchase Units or other securities of the Company, or other similar transaction or event affects the number or value of Class A Common Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available by grants of Awards under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Phantom Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Phantom Units (or other securities or property) subject to outstanding Awards and (iii)  if deemed appropriate, make provision for a cash payment to the holder of outstanding Phantom Units.

SECTION 5    Eligibility.  Any Manager, officer, employee, consultant or advisor shall be eligible to be designated a Participant by the Committee.

SECTION 6    Awards.

(a)           Phantom Units.  The Committee shall determine the Persons to whom Phantom Units shall be granted, the number of Phantom Units to be granted to each such Participant, the duration of the Restricted Period (if any), the terms or conditions under which the Phantom Units may become vested, forfeited or subject to a right of repurchase, and such other terms and conditions as the Committee may establish with respect to such Awards.

(b)           Transferability of Awards.  No Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(c)           Conversion of Company to “C” Corporation; IPO.  Upon the consummation of a transaction pursuant to which the Company is converted into a “C” corporation or an IPO, all vested Awards then outstanding shall automatically be cancelled in exchange for either: (i) Replacement Awards, (ii) cash in an amount equal to the aggregate Fair Market Value of the Awards cancelled, or (iii) any combination of the foregoing, whichever payment form is elected by the Committee in its sole discretion.  Any Awards that become vested after the consummation of such transaction shall, upon such vesting, be similarly cancelled, provided that, the Committee may choose to issue shares of restricted Common Stock (or other common equity interests) in exchange for such unvested Awards, with restrictions and other terms equivalent to the terms of such Awards.  To the extent that a Participant receives shares of Common Stock (or other common equity interests) of the Company in exchange for Awards pursuant to the terms hereto, such securities shall be issued subject to the restrictions set forth in Article XIX of the LLC Agreement and the shareholders agreement described in Section 19.8 of the LLC Agreement.

(d)           Sale of the Company. Upon the consummation of a Sale of the Company Transaction, all outstanding Awards shall be automatically cancelled and each Participant shall be entitled to receive with respect to each such cancelled Phantom Unit that was vested on such date, the Sale of the Company Consideration Per Unit.  Notwithstanding anything in this Plan to the contrary, any unvested Awards issued on the date of the consummation of the Sale of the Company Transaction shall be cancelled without consideration unless, and to the extent, the Committee, in its sole discretion, provides otherwise in an Award agreement.  For purposes of clarification of this Section 6(d), “consideration” shall not include any direct or indirect benefits to holders of Class A Common Units from income tax allocations.

SECTION 7    Amendment and Termination.  Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award agreement or in the Plan:

(a)           Amendments to the Plan.  Subject to paragraph (b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner without the consent of any member, Participant, other holder or beneficiary of an Award, or other Person.

(b)           Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to paragraph (c) below, in any Award shall materially reduce the benefit to a Participant without the consent of such Participant.

(c)           Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) of the Plan) affecting the Company or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 8    General Provisions.

(a)           No Rights to Awards.  No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants.  The terms and conditions of Awards need not be the same with respect to each recipient.

(b)           Withholding.  The Company or any Affiliate is authorized to withhold from any Award, from any payment due with respect to or upon the vesting of any Award or from any compensation or other amount owing to a Participant the amount of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.  Notwithstanding the foregoing, the Participant shall be solely responsible for the payment of all U.S., State, local or foreign taxes related to an Award, and the Company shall have no liability to a Participant for any failure to withhold, or apprise the Participant of, any such tax.

(c)           No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate.  Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement.

(d)           Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the internal laws of the State of New York and applicable federal law.  Any dispute in connection with the Plan or any Award issued hereunder shall be subject to the exclusive jurisdiction of the federal and State courts located in New York, New York, and by accepting an Award, each Participant hereby submits to such exclusive jurisdiction.

(e)           Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f)           No Trust or Fund Created.  Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person.  To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

(g)           Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 9    Term of the Plan.  The Plan shall be effective as of the Effective Date and shall continue until the date terminated by the Board or Phantom Units are no longer available for grants of Awards under the Plan, whichever occurs first.  However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.